Ottawa, Lasalle County, Illinois	Exhibit 96.1 Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

TECHNICAL REPORT SUMMARY

OTTAWA SITE

OTTAWA, LASALLE COUNTY, ILLINOIS

Submitted to: U.S. Silica Holdings, Inc.

Prepared By:

Boerne, Texas

830-249-8284

Date: September 30, 2022

Project No. 10711-025-013

-ML-

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

TABLE OF CONTENTS

1.0 EXECUTIVE SUMMARY	1

1.1 Background	1

1.2 Product	1

1.3 History of Acquisition	2

1.4 Mineral Rights	2

1.5 Location	2

1.6 Geology	4

1.7 Exploration	5

1.8 Testing	5

1.9 Mineable Ore Estimate	5

1.10 Mining Methods	6

1.11 Processing and Recovery Methods	7

1.12 Infrastructure	7

1.13 Permitting	8

1.14 Capital and Operating Costs	8

2.0 INTRODUCTION	9

2.1 Sources of Information	9

2.2 Personal Inspections	10

3.0 PROPERTY DESCRIPTION	11

3.1 Location	11

3.2 Area	13

3.3 Leases, Royalties and Mineral Rights	13

3.4 Encumbrances	13

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	15

4.1 Topography	15

4.2 Means of Access	15

4.3 Climate	16

4.4 Infrastructure	16

5.0 HISTORY	17

6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	18

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

6.1 Historical Geology	20

6.2 Structural Geology	21

6.3 Economic Geology	21

7.0 EXPLORATION	23

8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY	26

9.0 DATA VERIFICATION	27

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	28

11.0 MINERAL RESOURCE ESTIMATES	33

11.1 U.S. Silica Methodology	33

11.2 Data Verification Methodology	37

11.3 Process Verification Methodology	38

11.4 Results	38

11.5 In-Situ, Recoverable Ore Resources	39

11.6 Cut Off Grade	39

12.0 MINERAL RESERVE ESTIMATES	40

12.1 Introduction	40

12.2 In-Situ Recoverable Ore Reserves	40

12.3 Cut Off Grade	41

13.0 MINING METHODS	41

13.1 Clearing, Grubbing and Overburden Removal	43

13.2 Mining Process	44

13.3 Pit Repair and Maintenance	47

13.4 Mine Equipment	47

13.5 Mine Planning and Production Scheduling	48

13.6 Manning	51

14.0 PROCESSING AND RECOVERY METHODS	53

14.1 Wet Processing Plant	54

14.2 Dry Processing Plant – Whole Grain Silica	55

14.3 Dry Processing Plant – Ground Silica	58

15.0 INFRASTRUCTURE	58

15.1 Road and Truck Access	60

15.2 Rail	61

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

15.3 Barge	62

15.4 Electric Power	62

15.5 Natural Gas	62

15.6 Water	62

15.7 Tailings Handling and Disposal	64

15.8 Buildings	67

15.9 Comments on Infrastructure	67

16.0 MARKET STUDIES AND CONTRACTS	68

16.1 General Marketing Information	68

16.1.1 Silica Sand Market	69

16.2 Material Contracts Required for Production	70

17.0 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	71

17.1 Existing Environmental Permits, Plans, and Authorizations	71

17.2 Federal Requirements	72

17.3 State Requirements	72

17.4 Other	74

17.5 Mississippi Sands Authorizations	75

17.6 Additional Studies	75

17.7 Pending Expansion	76

18.0 CAPITAL AND OPERATING COSTS	76

18.1 Operating Cost	76

18.2 Capital Costs	77

18.3 Assumptions	77

18.4 Accuracy	78

19.0 ECONOMIC ANALYSIS	78

19.1 Operating Costs	78

19.2 Capital Costs	79

19.3 Economic Analysis	79

19.4 Sensitivity Analysis	80

20.0 ADJACENT PROPERTIES	87

21.0 OTHER RELEVANT DATA AND INFORMATION	87

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

22.0 INTERPRETATIONS AND CONCLUSIONS	88

22.1 Comments on Exploration	88

22.2 Comments on Data Verification	88

22.3 Comments on Mineral Processing and Metallurgical Testing	88

22.4 Comments on Mineral Resource Estimates	88

22.5 Comments on Mineral Reserve Estimates	88

22.6 Comments on Mining Methods	89

22.7 Comments on Processing and Recovery Methods	89

22.8 Comments on Infrastructure	89

22.8.1 Electricity	89

22.8.2 Natural Gas	90

22.9 Comments on Permitting	90

23.0 RECOMMENDATIONS	90

24.0 REFERENCES	91

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	91

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

1.0    EXECUTIVE SUMMARY

This Technical Report Summary (“Technical Report” or “TRS”) updates the previously submitted Ottawa, Lasalle County, Illinois TRS included as Exhibit 96.1 to U.S. Silica Holdings, Inc’s (“U.S. Silica”) Form 10-K for Fiscal Year Ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2022. This TRS has been prepared at the request of U.S. Silica by Westward Environmental, Inc. (“WESTWARD”) and Q4 Impact Group (“Q4”) who has conducted an audit of the proven and probable reserves at the Ottawa, Illinois mine (the “Ottawa Site”) as of December 31, 2021. This audit was performed in conjunction with the U.S. Silica’s Mine Engineering and Geology staff and was prepared in accordance with Subpart 1300 and Item 601(b)(96) of Regulation S-K promulgated by the SEC.

1.1    Background

The Ottawa Site is the company’s largest blended operation, supplying various grades of silica sand to both the oil and gas and the industrial and specialty markets. The Ottawa quarrying and sand processing facilities are located approximately 75 miles southwest of Chicago in Ottawa Township, LaSalle County, Illinois. Silica sand is mined from the St. Peter Sandstone Formation which developed in the Ordovician age. The surface mine in Ottawa uses natural gas and electricity to produce whole grain and ground silica sand products through a variety of mining methods, including mechanical mining and hydraulic mining.

1.2    Product

The Ottawa Site produces a wide range of silica sand products that serve U.S. Silica’s Oil and Gas, and Specialty Minerals business units. The Ottawa operation supplies high-silica sand into every major market segment including glassmaking, chemical, foundry, building products, American Society for Testing and Materials (“ASTM”) testing sand, and the oil and gas sectors. This location’s proppant sands consist of the sands commonly known as “Northern White,” which is silica sand exhibiting higher crush strength grading from 20/40 to 100 mesh and micro proppants.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

1.3    History of Acquisition

The Ottawa Silica Company was founded in March 1900 by Edmund B. Thornton. Mining commenced on the property west of the city of Ottawa shortly thereafter. By the 1920’s, the company had taken over most of the silica production in the Ottawa area.

The Thornton family owned and operated the Ottawa Silica Company until 1986, expanding the plant, improving product quality, and acquiring additional reserves. In 1986, the Thornton family sold Ottawa Silica Company to Rio Tinto Zinc (“RTZ”), a large mining conglomerate based in London. In January 1987, RTZ formed U.S. Silica Company, merging the Ottawa Silica Company with Pennsylvania Glass Sand Company.1

1.4    Mineral Rights

Being wholly owned and possessing both land and mineral rights, there are no leases, no royalties, and no other associated payments specific to the Ottawa Site parcels.

1.5    Location

The Ottawa Site is in LaSalle County, approximately 75 miles southwest of Chicago, IL and approximately 60 miles northeast of Peoria, IL. The plant and mine are accessible by major highways including U.S. Interstate 80. (Figure 1.1). The Ottawa mine site is located on IL State Route 71 and is approximately 2.5 miles south southwest of the plant site. (Figure 1.2).

[1]	U.S. Silica Internal Report Dated December 31, 2021.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Figure 1.1 Regional map of Ottawa mine and plant location.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Figure 1.2 Ottawa Mine and Plant Site Map.

1.6    Geology

The sandstone deposit mined at the Ottawa Site is known as the St. Peter Sandstone. The formation is present at varying depths across the entire state of Illinois. The St. Peter Sandstone is generally described as a fine-grained, well-sorted, well-rounded, friable to weakly cemented, non-fossiliferous, nearly pure quartz sandstone, essentially free of clay, carbonates, and heavy minerals.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

1.7    Exploration

Core drilling is conducted periodically to verify the presence, thickness, and quality of the sandstone formation. To date, 116 exploratory holes have been drilled on the South Ottawa and Mississippi Sands tracts (collectively known as the “South Ottawa Pit”). Core sections are logged noting the location (hole number), lithography (general rock type) and color.2

1.8    Testing

The cores are split and sampled for chemical contamination by x-ray fluorescence and particle size distribution using a U.S. Mesh standard sieve stack. This analysis is performed at the U.S. Silica Corporate Lab in Berkeley Springs, West Virginia. Half of the core is retained for future use.

1.9    Mineable Ore Estimate

Information used in the preparation of this mineable ore estimate includes data collected from drilling over 320 borings and available lab results. Of those total borings drilled, 116 were drilled on the South Ottawa Pit tracts. For more information on the modeling and methodology used in preparing the estimates listed below, please refer to Section 11.0 Mineral Resource Estimates and Section 12.0 Mineral Reserve Estimates.

[2]	U.S. Silica internal report dated December 31, 2021.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Table 1.1 shows the mineral resources at the Ottawa Site as of December 31, 2021. Resources are reported inclusive of reserves. Resources presented herein are utilized for mine planning purposes, and subsequently, reserve estimates. Resources are not reported in addition to reserves. There are no resources exclusive of reserves included in this TRS.

Deposit Classification	In-Situ, Recoverable Ore Tons
Measured Resource	66,926,671
Indicated Resource	33,002,024

TOTAL	99,928,695

Table 1.1 U.S. Silica Recoverable Ore Resources.

Table 1.2 shows the mineral reserves at the Ottawa Site as of December 31, 2021.

Deposit Classification	In-Situ, Recoverable Ore Tons*
Proven Reserve	66,926,671
Probable Reserve	33,002,024

TOTAL	99,928,695

Table 1.2 U.S. Silica Recoverable Ore Reserves.

1.10    Mining Methods

The Ottawa Site mine is a silica sandstone mine which has been active for over 100 years. U.S. Silica mines a thickness of St. Peter Sandstone between 100 and 200 ft. by conventional surface mining methods. Overburden material is removed and placed back into the pit as part of the mine reclamation plan. Blasted St. Peter Sandstone is hauled to a location in the pit where it is further processed by hydraulic mining and mixed with water to produce a slurry product for pumping to the processing plant some two and a half miles to the northeast of the mine. The mine has the capacity to meet the full production requirements of the processing plant and currently produces approximately 4.0 M tons per year. Expansion of the pit is to the west with adjacent areas of similar lithology to the existing pit. Mining methods will remain the same in these expansion areas.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

1.11    Processing and Recovery Methods

The processing plant receives a silica sand slurry pumped from the mine. The plant uses wet and dry processing methods to produce Oil and Gas products and Specialty minerals products. Finished goods are either whole grain silica products or ground silica products. Total demand and product mix varies relative to economic cycles of end users and the competitive environment. The Ottawa Site runs 365 days per year, and it operates 24 hours per day. The combined wet-plant and dry-plant has a capacity of 10.2 K tons per day. The Ottawa Site ships by rail, by barge and by truck bulk carrier and also produces a bagged product.

1.12    Infrastructure

The Ottawa Site has been operating in a generally mixed community of industrial and suburban geography. The infrastructure required for the ongoing operations is generally in place at Ottawa. Several infrastructure capital expenditures are required for replacement and expansion projects to maintain mining and processing capacity. The physical address of the Site is as follows:

U.S. Silica Company–Ottawa Site

701 Boyce Memorial Drive

Ottawa, Illinois 61350

Main Office: 1-(815) 434-0188

The mine and plant are accessible by roads maintained by the city, county and state as well as by two railroads. Road access is critical for the delivery of materials used in the production of finished goods and for shipment of finished goods to U.S. Silica customers. Similarly, the rail infrastructure is a critical component for the transportation of the finished goods from the Ottawa

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Site. U.S. Silica has an extensive rail-car loading, storage, and handling facility at Ottawa. Additionally, the Ottawa Site has access to a privately-owned barge terminal that leases property from U.S. Silica for its operation.

The Ottawa Site has excellent access to reliable electric power and supplies of natural gas. Water is a critical component in both transporting and processing the silica sand. The Ottawa Site has an abundance of recycled slurry water and processing water available. Potable water is provided by a municipal supply. The Plant routinely discharges excess water through permitted National Pollutant Discharge Elimination System (“NPDES”) locations.

Tailings handling and settling capacity is a critical element for long-term viability of the Ottawa Site. U.S. Silica utilizes a series of settling ponds to remove waste from the process water and must construct new pond facilities from time to time to store the waste that will be produced over life of the mine. Historically, the Ottawa Site has used mined-out portions of the property for the settling and storage of the waste produced. Additional areas are available for potential storage. Certain capital and expense projects are planned over the life of the mine to meet these needs.

1.13    Permitting

The Ottawa Site maintains several permits, licenses, and sets of rules that need to be approved and followed, most of which are set to be renewed on a five-year basis. As of the date of this report, the Ottawa Site operates under valid material permits.

1.14    Capital and Operating Costs

In 2020 and 2021 total operating costs were $53,662,000 and $47,635,000 and total capital costs were $2,182,000 and $1,441,000 respectively (Table 18-1). The higher than average capital spend in 2020 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

The Ottawa Site maintains a five-year capital forecast for planned capital expenditures to support current production. A summary of foreseen capital expenditures through 2026 is provided on Table 18-2. As shown on Table 18-2, total estimated capital expenditure through 2026 is $16,565,000. Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy.

2.0    INTRODUCTION

This Technical Report Summary updates the previously submitted Ottawa, Lasalle Country, Illinois TRS included as Exhibit 96.1 to U.S. Silica’s Form 10-K for Fiscal Year Ended December 31, 2021, filed with the SEC on February 25, 2022. This TRS has been prepared at the request of U.S. Silica by WESTWARD who has conducted an audit of the proven and probable reserves at the Ottawa Site as of December 31, 2021. This audit was performed in conjunction with U.S. Silica’s Mine Engineering and Geology staff and was prepared in accordance with Subpart 1300 and Item 601(96) of Regulation S-K promulgated by the SEC. U.S. Silica common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “SLCA”.

WESTWARD’S third-party reserves analysis (Section 11.0 and Section 12.0 of this report), completed on February 11, 2022, that is presented in this TRS was prepared for public disclosure by U.S. Silica in filings made with the SEC in accordance with the requirements set forth in the SEC rules and regulations. Any capitalized terns used herein, but not defined herein, shall have the meaning ascribed to such term in Item 1300 of Regulation S-K.

2.1    Sources of Information

Information used in the preparation of this report includes:

•	Internal reports and records

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

•	Third-party evaluation – JT Boyd Valuation Report, 2006

•	Google Earth images and maps

•	Core hole drilling and data analysis using various 3-D mine planning software packages

•	“The White Cliffs of Ottawa”, 2005, Illinois State Geology Survey

•	Illinois State Geological Survey Fieldtrip Guidebook 1971 and 1972

•	United States Geological Survey (“USGS”) publications

•	USGS Mineral Commodity Summary 2021

•

St. Peter Sandstone Mineral Resource Evaluation, Missouri, USA, Justin G. Davis, Arizona Geological Survey Special Paper 9 Chapter #6, Proceedings of the 48th Annual Forum on the Geology of Industrial Minerals Scottsdale, Arizona | April 30—May 4, 2012

•	U.S. Silica information published on the U.S. Silica website Tailings Deposition Comparison, Rev. 1, U.S. Silica Ottawa, 1/19/2017, Barr Engineering Co. study

2.2    Personal Inspections

Michelle M. Lee, PG (TX #6071, SME Registered Member #4130340RM) with WESTWARD performed a site visit to the Ottawa Site on May 28, 2021. During this site visit, the Plant Manager gave Ms. Lee a tour of pertinent parts of the mine including water wells, ponds, pit areas, reserve areas (historic and recent), and property perimeter. The main processing facility was also toured.

Rob Vogel (MMSA #01504QP) and Robert Archibald, PE (VA #0402023235, SME Registered Member #00082450RM) with Q4 visited the Ottawa Site on September 30, 2021. During this site visit, the Plant Manager gave Messrs. Vogel and Archibald a tour of the mine including water wells, ponds, pit areas, reserve areas (historic and recent), and property perimeter. The main processing facility and packing plant were also toured.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

3.0    PROPERTY DESCRIPTION

3.1    Location

The Ottawa Site is located in LaSalle County, IL approximately 75 miles southwest of Chicago, IL and approximately 60 miles northeast of Peoria, IL. The Site is accessible by major highways including U.S. Interstate 80. (Figure 3.1). The mine site is located on Illinois State Route 71 and is approximately 2.5 miles south southwest of the Ottawa Site.

The Site is accessible by interstate, city, county and state roads as shown in Figure 3.1. The most direct route from the I-80 Ottawa/Dekalb (Exit 90) interchange is to proceed southbound approximately 3.7 miles on Illinois State Route 23 to Route 6. Turn onto U.S. Route 6 West and travel 1.3 miles before turning southbound on Boyce Memorial drive. Continue traveling 0.5 miles south on Boyce Memorial Drive and the plant entrance (coordinate 41.346512, -88.865274) will be on the west side of the road appearing to be a continuation of Madison Street to the east.

This section intentionally left blank.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Figure 3.1 Location map of the Ottawa Site.

An alternate route is from the Interstate 80 Utica (Exit 81) interchange with Illinois Route 178. Turning onto Illinois 178 South proceed for 0.5 miles to the intersection with U.S. Route 6. Turn onto U.S. Route 6 East and continue for 7.8 miles to Boyce Memorial Drive. Turn South onto Boyce Memorial Drive and the plant entrance is on the west side of the road appearing to be a continuation of Madison Street to the east. This is shown as the truck route in yellow in Figure 3.1. The Ottawa Site is also served by rail and barge.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

3.2    Area

The Ottawa Site includes approximately 2,100 acres that are owned outright by U.S. Silica or its consolidated subsidiaries. The North Ottawa Site and former mine site covers 890 acres, the South Ottawa mine includes 900 acres, and the Mississippi Sands tract is 310 acres.

3.3    Leases, Royalties and Mineral Rights

Being wholly owned and possessing both land and mineral rights, there are no leases, no royalties, and no other associated payments specific to the Ottawa, IL land parcels.

3.4    Encumbrances

To operate active mining operations on the property, the Illinois Department of Natural Resources, Department of Mines and Minerals requires an approved Land Reclamation Plan. Reclamation Permits consist of 15 parts that includes, but is not limited to, information such as Mining Operations Plans, Geological Information, Drainage Control, Streams & Wetlands, Fish and Wildlife, and Reclamation Plans.3 Additional restrictions on the use of lands are included in other permits that are required by various Illinois State agencies to operate the mine and plant.

A minimum of a 100-ft. wide, “no mining” buffer was designed to be left in place around both sides of a county road that separates the South Ottawa properties. The sand that lies within these areas was excluded from the Ottawa ore reserve calculation. Wetlands or Navigable Waters of Illinois that are planned to not be mitigated or relocated, are designed with a 50-ft. wide “no disturbance” buffer along the perimeter. These buffer areas are shown in Figure 3.2.

[3]	U.S. Silica Internal Report.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Figure 3.2 Encumbrances in the South Pit mining area.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Currently the Ottawa Site has several encumbrances in place that preclude mining (Figure 3.2) in certain areas. At the time of this report, the encumbrances are as follows:

•	County Roads – west of current mining operations

•	Catlin Salt Marsh – west of current mining operations

•	Ernat Salt Marsh – west of current mining operations

•	Browns Brook – west of current mining operations

•	High overburden areas – located to the southwest, south and southeast of current mining areas

•	Wetlands and jurisdictional waters – west of the current mining operations

4.0    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1    Topography

The Ottawa Site is located on both sides of the Illinois River in Ottawa, IL which runs roughly east to west in the vicinity of the Site. The topography is gently sloping toward the river which has an approximate surface elevation of 457 ft. above mean sea level (“AMSL”).4 On the south side of the river where active mining is ongoing, the topography rises to the south and reaches a maximum elevation of approximately 611 ft. AMSL in the southwestern corner.

4.2     Means of Access

The Ottawa Site is accessible by major highways including U.S. Interstate 80. The Ottawa, IL mine site is located on IL State Route 71 and is approximately two and a half miles south-southwest of the Plant. The mine complex straddles the Illinois River and has barge/boat access as well as rail access on the north side of the river.

[4]	Google Earth.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

4.3    Climate

As determined by the Köppen climate classification system5, the Ottawa Site is located in a humid continental climate zone. This region typically has four distinct seasons typified by large seasonal temperature changes. Annual precipitation averages are 37” of rain and 21” of snow. The mining season continues all year long, despite freezing winter temperatures, in order to provide mine feed so the processing plant can produce various sand products year-round.

4.4    Infrastructure

The Ottawa Site location has been operating in a generally mixed community of industrial and suburban geography. The infrastructure required for the ongoing operations is generally in place at Ottawa. Several infrastructure capital expenditures are required for replacement and expansion projects to maintain mining and processing capacity.

The site is accessible by roads maintained by the city, county, and state as well as by two railroads. Road access is critical for the delivery of materials used in the production of finished goods and for the shipment of finished goods, both bulk and packaged to U.S. Silica customers. Similarly, the rail infrastructure is a critical component for the transportation of the finished goods from the Ottawa Site. U.S. Silica has an extensive rail-car loading, storage, and handling facility at Ottawa. Additionally, the Ottawa Site has access to a privately-owned barge terminal that leases property from U.S. Silica for its operation.

[5]	Köppen climate classification—Wikipedia.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

The Ottawa Site has excellent access to reliable electric power and suppliers of natural gas. Water is a critical component in both the transporting and processing of the silica sand. The Ottawa Site has an abundance of recycled slurry water and processing water available. Potable water is provided by a municipal supply. The location routinely discharges excess water through permitted NPDES locations.

Tailings handling and settling capacity is a critical element for long-term viability of the Ottawa Site. U.S. Silica utilizes a series of settling ponds to remove waste from the process water and, from time to time, must construct new pond facilities from to store the waste that will be produced over life of the mine. Historically, the Ottawa Site has used mined-out portions of the property for the settling and storage of the waste produced. Additional areas are available for potential storage. Certain capital and expense projects are planned over the life of the mine to meet these needs.

5.0    HISTORY

The Ottawa Silica Company was founded in March 1900 by Edmund B. Thornton6. Mining commenced on the property west of the city of Ottawa shortly thereafter. By the 1920’s, the company had taken over most of the silica production in the Ottawa area. The Thornton family owned and operated the Ottawa Silica Company until 1986, expanding the plant, improving product quality, and acquiring additional reserves. In 1986, the Thornton family sold Ottawa Silica Company to RTZ a large mining conglomerate based in London. In January 1987, Pennsylvania Glass Sand Company merged with the Ottawa Silica Company forming the U.S. Silica Company.

Exploration data reviewed for the TRS consisted of drilling information conducted from 2000 to 2014 for the South Ottawa Pit. There is no record of any exploration being performed prior to 2000 in the area of the South Ottawa Pit. No other exploration data for the mined-out areas in the U.S. Silica property north of the river were reviewed for this report.

[6]	U.S. Silica Internal Report.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

6.0    GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

The sandstone deposit mined at the Ottawa facility is known as the St. Peter Sandstone Formation. It is of Ordovician age and was deposited approximately 450 Ma7. The formation is present at varying depths across the entire state of Illinois. The following geologic history and detailed descriptions of the Ottawa sandstone deposit are used with permission from the Illinois State Geological Survey tour guidebook “The White Sands of Ottawa.”8 A generalized stratigraphic column of the region is provided in Table 6.1 below.9

This section intentionally left blank.

[7]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.
[8]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.
[9]	Kay, R.T., and Bailey, C.R., 2016, Hydrogeologic Framework of Lasalle County, Illinois; U.S. Geological Survey Scientific Investigations Report 2016-5154, 97 p., http://dx.doi.org/10.3133/sir20165154.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

Table 6.1 Generalized stratigraphic column of the Ottawa area.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

The St. Peter Sandstone Formation is generally a fine-grained, well-sorted, well-rounded, friable to weakly cemented, non-fossiliferous, nearly pure quartz sandstone, essentially free of clay, carbonates, and heavy minerals.10 The deposit has a minimum silica (SiO2) content of 99%. The controlling attributes are grain crush strength, iron (Fe2O3) content and grain size distribution. Iron is concentrated near the surface, where orange iron staining is evident and increases where the bottom contact becomes concentrated in iron pyrite. Maximum average full-face iron content is 0.045%. The deposit tends to exhibit a coarser grain size distribution in the top half of deposit.

6.1    Historical Geology

The ultimate source of the St. Peter Sandstone is quartz grains derived from pre-Cambrian crystalline rocks of the Canadian Shield that were eroded to form Ordovician and Cambrian sandstones approximately 450 Ma The transportation of the sand to the deposition site by the prevailing northerly winds eroded the profile of the individual angular sand grains into a nearly round shape and wore away much of the contamination on the surface of the grain, leaving a scuffed or “frosted” surface.

A sheet of this windblown sand was deposited in clear, shallow water near the shoreline of an ancient sea. Through time, the level of the sea rose and receded several times across what was to become the North American midcontinent. The repeated cycles of marine erosion and reworking concentrated and sorted the quartz-rich sands, giving the St. Peter Sandstone its distinctive composition, grain size, and grain shape.

As the sea transgressed continually northward, waves and currents deposited the clean, white sand over parts of Missouri, Illinois, Indiana, Nebraska, Iowa, Minnesota, Wisconsin, and Michigan. The St. Peter Sandstone is generally described as a fine-grained, well-sorted, well-rounded, friable to weakly cemented, non-fossiliferous, nearly pure quartz sandstone, essentially free of clay, carbonates, and heavy minerals.11

[10]	U.S. Silica Internal Report.
[11]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.

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6.2    Structural Geology

The St. Peter Sandstone at Ottawa is exposed near the crest of one of the major structural features in the Illinois Basin, the La Salle Anticlinorium. In the Ottawa area, this folded basement bedrock pushed upward as much as 2,500 ft. and is responsible for the St. Peter Sandstone occurring near the current ground surface. Following the uplift, late glacial floodwaters carved the upper reaches of the Illinois River Valley, removing nearly 100 ft. of overburden and leaving the sandstone near the land surface as an exposed bedrock bench that can be clearly seen in photos and on topographic maps.12

6.3    Economic Geology

Grain size is generally uniform on a regional basis and normally grades from medium to medium-coarse in the upper section to medium to fine-grained in the lower section. As a rule, the lower portion of the formation is fine-grained with iron, alumina and carbonate contamination increasing with depth.

Iron content and size distribution drive the mine planning. Iron tends to be concentrated near the surface and is visible in orange staining. Iron also increases at the bottom sandstone contact, occurring mostly as pyrite. The deposit is coarser in its top half. Where the upper part of the formation is eroded, mining must accommodate multiple faces to ensure adequate coarse sand is available to meet product specifications.13 Simplified cross sections of the South Ottawa Pit mine area is shown below in Figure 6.1 and Figure 6.2.

[12]	U.S. Silica Internal Report.
[13]	U.S. Silica Internal Report.

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Figure 6.1 Cross section of the St. Peters (Tonti) Sandstone at the U.S. Silica South Ottawa Pit.

Figure 6.2 Cross section of drilled borings at the U.S. Silica South Ottawa Pit. West is on the left side of the graphic.

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7.0    EXPLORATION

Based on review of the geologic database provided by U.S. Silica, over 300 borings have been drilled in one manner or another at both the North Ottawa Pit and South Ottawa Pit.14 The U.S. Silica database includes lithology information such as boring identification, specific interval depths and total depth. Actual drilling logs, coordinates, drilling method or date drilled were not available for most of the borings listed in the database. This is due to the older records belonging to borings that were drilled in the North Ottawa Pit area, which is not part of this report, and older handwritten records that could not be located.

According to the plant manager, mining was completed in the North Ottawa Pit in 2010 but exploration of the South Ottawa Pit began in 2000.15 Based on the site visit performed by the QP, geologic knowledge of the formation, lack of geologic structure that would alter the thickness of the deposit, and the number of available drilling records from 2000 to 2014 in the South Ottawa Pit area, there is sufficient drilling data available to meet the requirements of this section.

Some boring logs were available for review by WESTWARD of the drilling performed in the South Ottawa Pit. Sixty-three logs were provided by U.S. Silica that covered drilling events from 2000 to 2014 in the South Ottawa Pit area which includes the Mississippi Sands tract. A Boring Location Map is provided in Figure 7.1 below. From the logs, information such as drilling method, driller, lithology, and total depth was found. Boring locations that did not have individual boring logs did have sandstone interval data available for review in the database.

[14]	U.S. Silica’s Shared Drive geologic database, June 2021.
[15]	Pat Smelko, Plant Manager, site visit on 5.28.21.

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Figure 7.1 Boring Location Map for South Ottawa.

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The information in the database was reviewed to include borings in the South Ottawa Pit that had no log available for review. Information regarding the interval thickness of the St. Peter Sandstone in the database was consistent with the data provided in the available boring logs. A table of pertinent drilling data for the South Ottawa Pit is provided in Table 7.1 below.

PHASE	DATE	DRILLER	BORINGS	METHOD	TD RANGE (ft.)
I	2000	Raimonde	SO00-1 to SO00-17	NQ Core	108 – 148.5
II	2001	Raimonde	OS0101 to OS0122	NQ Core	108.1 – 143.1
III	2010	Boart Longyear	DDH-1-10 to DDH-8-10	Sonic & HQ Core	87 – 114
IV	2011	Boart Longyear	OS2011-1 to OS2011-9	Unknown	72 - 135
V	2014	Wang Engineering	DH-1-14 to DH-7-14	Rotary coring	69 - 138

Table 7.1 South Ottawa Pit Exploration Summary From 2000 – 2014.

To collect representative samples, coring is the most effective way to drill this kind of deposit. Sonic drilling can create too much vibration in the core barrel, breaking up the material, which can result in the material to fall out of the bottom. Coring produces a solid piece of core, in most instances, that illustrates the physical condition of the deposit in the subsurface in better detail. The NQ and HQ reference in the table above indicates the size of the core barrel used. Same methodology, just a different diameter of core collected. HQ core samples have a larger diameter than NQ cores.

Borings logs reviewed for the South Ottawa Pit showed the vertical extent of the deposit was defined. The underlying formation was observed in each of the boring logs reviewed. This allows for more accurate reporting of volumes but also aids in mine planning in determining a final floor elevation for the pit. Figure 7.2 below shows what a typical section of St. Peter Sandstone looks like.

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Figure 7.2 Typical Section of St. Peters Sandstone.

8.0    SAMPLE PREPARATION, ANALYSES AND SECURITY

All samples collected during exploration phases in 2000, 2001, and 2011 were tested internally by U.S. Silica at the Katy, Texas and Berkeley Springs, West Virginia laboratories. Samples from the 2010 exploration event were tested by Bowser Morner in their Dayton, Ohio lab. There is no documentation of sample security, transport or preservation available for review for this site. Based on the physical nature of the sandstone, specific preservation methods, such as temperature, acid preservation, airtight container, etc., would not have been necessary. Since coring was the predominant exploration method from 2000 on, samples would have likely been placed into cardboard or wooden boxes. It is recommended that U.S. Silica prepare sample collection protocol, which includes photographs, for future exploration events.

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U.S. Silica does have written laboratory procedures in place that adhere to International Organization for Standardization (“ISO”) 9001 / Quality System criteria.16 U.S. Silica uses the Approved American National Standards Institute (“ANSI”) and American Petroleum Institute (“API”) approved “Measurement of Properties of Proppants used in Hydraulic Fracturing and Gravel-packing Operations, ANSI/API Recommended Practice 19C, First Edition, May 2008; ISO 13503-2.2006 (Identical), Petroleum and natural gas industries – Completion Fluids and Materials Part 2: Measurement of Properties of Proppants Used in Hydraulic Fracturing and Gravel Packing Operations” as part of the laboratory testing documentation.

Other protocols reviewed as part of this report include the U.S. Silica Company ISO 9001 / Quality System – Process Washing: CAP605 (“corporate analytical procedure”) and the U.S. Silica Company ISO 9001 / Quality System – Attrition Scrubbing documents. Both documents were signed by David Weller, Technology Director, ISP in 2016 and distributed internally. These documents detail the change history, scope, safety, equipment and procedure instructions for each test. It is the QP’s opinion that the procedures and protocols for laboratory sample preparation and analytical procedures currently in place are adequate. It is recommended that a chain of custody protocol be developed for samples arriving at the lab from the field.

9.0    DATA VERIFICATION

The internal U.S. Silica labs located in Berkeley Springs, West Virginia and Katy, Texas were used to evaluate most of the material sampled during drilling performed at the site. Lab testing procedures for Bowser Morner who performed the 2010 testing were not available for review. Based on the review of U.S. Silica results, overall contiguous nature of the deposit, and large volume of sales of customer specific products, this is not considered to be material.

[16]	Terry Lackey email of 9.24.21.

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The U.S. Silica labs follow the same protocols for testing samples from the Ottawa Site and for the Lamesa Site which both produce one commodity, silica sand. There is no known certification of the U.S. Silica laboratory from any recognized testing entity. Written statements from U.S. Silica indicate that the internal labs follow all protocols discussed here.17 It is the QP’s opinion that the data reviewed in preparation of this Technical Report is adequate and appropriate for the commodity being produced.

The Ottawa Site makes multiple finished silica sand products for numerous customers. Not all finished products adhere to a published set of product specifications. Silica sand used for proppant does have the API RP 19C criteria as guidelines for use as frac sand. However, it must be noted that the API criteria are merely guidelines and not an absolute specification requirement. It is the QP’s opinion that all data reviewed in preparation of this Technical Report is adequate and appropriate for the commodity being produced

10.0    MINERAL PROCESSING AND METALLURGICAL TESTING

The mining of the South Ottawa Pit began sometime in 2006.18 The St. Peter Sandstone in the Ottawa area exhibits horizontal stratigraphy and reasonably consistent elevation and thickness (Figure 6.1 above). The thickness of the St. Peter Sandstone in Illinois is commonly 100 ft. to 200 ft.19 Observation of the overburden thickness of approximately 10 ft. to 20 ft. is corroborated by U.S. Silica drilling information showing 5 ft. to 25 ft. of overburden thickness. This type of lithology favors surface mining by conventional methods.

[17]	Terry Lackey email of 9.24.21.
[18]	Google Earth Imagery.
[19]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.

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Testing has two main components: mineralogy and grain size. Once the mineralogy (minerals present in the sample) is adequately delineated, additional mineralogy testing is on an as need basis. Mineralogy testing indicates the other minerals present in the deposit are usually attritioned, or washed off, away during processing. This means that the individual grains are not coated with minerals that could possibly require removal with the use of acid or other similar treatment.

Testing is performed on the entire sandstone interval as noted in Table 8.1. Note the relative even distribution of minerals detected during testing. This information helps with development of product specifications and processing methodology.

Table 10.1 Mineralogy test results for borings OS-01-08 and OS-01-09.

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Silica sand grain size testing is also important to know so the material can be sized properly in the plant for use in multiple finished products. It is common that similar deposits may have areas with a coarser grain size or the finer silica sand grains are located at a certain depth. Grain size testing helps identify those areas. Sieve analysis, particle size distribution or gradations are common names for this type of testing. Table 8.2 below illustrates a typical gradation analysis for a sample collected during the 2001 exploration event. Note how the entire sandstone interval is tested.

Drill Hole #:        OS-01-05

Top	8	38	60	82
Bottom	38	60	82	106
Slimes	2.3	3.8	2.1	4.6
+16 Mesh	0.3	0.1	2.7	1.7
Product	097	096	095	094

Sieve	% Retained	% Retained	% Retained	% Retained

20	0.1	0.0	0.1	0.0
30	5.9	0.6	1.0	1.8
40	40.7	13.7	25.9	9.2
50	29.6	38.9	45.9	23.1
70	13.0	24.4	19.0	28.9
100	6.7	12.6	6.2	23.2
140	2.7	7.2	1.4	10.4
200	1.1	2.1	0.3	2.9
270	0.2	0.4	0.1	0.5
pan	0.1	0.1	0.1	0.0

Total	100.0	100.0	100.0	100.0

GFN	41.2	51.9	42.4	58.5

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Sieve	% Cum	% Cum	% Cum	% Cum

20	0.1	0.0	0.1	0.0
30	6.0	0.6	1.1	1.9
40	46.7	14.4	27.0	11.0
50	76.3	53.2	72.9	34.2
70	89.3	77.7	91.9	63.0
100	95.9	90.3	98.1	86.2
140	98.7	97.5	99.5	96.6
200	99.8	99.5	99.8	99.4
270	99.9	99.9	99.9	100.0
pan	100.0	100.0	100.0	100.0

Table 10.2 Typical sieve analysis test result from boring OS-01-05.

Based on review of laboratory reports provided, testing performed on samples collected is appropriate for this type of deposit and end uses. Furthermore, individual customers also run their internal quality assurance and quality control to determine if the product is acceptable. The high volume of sales at this location and longevity of this operation are good indicators that the sand is of sufficient quality.

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Internal testing was performed for grain size distribution and mineralogy by U.S. Silica at the Berkely Springs, West Virginia and Katy, Texas laboratories. No results for testing under the API RP-19C protocol were available for review. However, proppant is one of the products created from this deposit and has been sold as such for many years.

U.S. Silica performs internal testing according to API RP 19C protocol on the samples collected during exploration events. API RP 19C frac sand testing parameters include roundness, sphericity, turbidity, acid solubility and crush resistance.

Roundness measures how smooth the sand grain is whereas sphericity measures how closely the sand shape resembles a sphere. Grains with sharp edges will crush (fail) under less pressure and will create fines. The more spherical a grain then the more pressure it can withstand during the frac process. The more pressure a grain can withstand, the deeper underground, or in higher pressure plays, it can be used.

Turbidity testing is a measure of water clarity and how many suspended particles that are invisible to the naked eye may be present. Suspended materials include soil particles (clay, silt, and very fine sand), algae, plankton, microbes, and other substances. This value needs to be low so that the ingredients in the fracking fluids do not react with the suspended particles and cause a reduction in the effectiveness of the frac.

Acid solubility testing indicates if grains may be coated with other minerals that are not readily washed off during processing. If the solubility numbers are high, then this indicates that the sand may react with the acids present in fracking fluids creating fines that may lower the effectiveness of the frac.

Crush resistance testing shows how much pressure the grains can endure before crushing or failing. The crush value (“K-value”) varies depending on the size and shape of the grains. The higher the crush value, the higher the durability of the sand. High crush values are preferred when using sand for fracking.

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U.S. Silica did not have any internal density testing data at the time of this report. Terracon provided the density value of the sand.20 This value is used to convert BCY to tons. The Terracon reported specific gravity/density of the material from the Ottawa mine is 135 lbs./ft.3 This value is in line with other reported density values from the St. Peters Sandstone.21

11.0    MINERAL RESOURCE ESTIMATES

Resources are reported inclusive of reserves. Resources presented herein are utilized for mine planning purposes, and subsequently, reserve estimates. Resources are not reported in addition to reserves. There are no resources exclusive of reserves included in this TRS.

11.1    U.S. Silica Methodology

U.S. Silica reports its in-situ resources and reserves in “Recoverable Tons.” As such, a geologic “Resource” that is identified by exploration drilling is further defined by several other key criteria before it can be considered “Recoverable Ore.” The most important of these criteria are that the resource must have:

[20]	U.S. Silica Internal Report.
[21]	Select Sands NI43-101 Report dated March 21, 2016.

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Indicated Resource	Reasonable level of confidence of geometry and estimates
Quantity and grade/quality are estimated on the basis of adequate geological evidence/sampling
Information locations too widely or inappropriately spaced to confirm geological and/or grade
Confidence sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of economic viability of the deposit

Measured Resource	High level of confidence of geometry and estimates
Information locations are closely spaced enough to confirm geological and grade continuity
Information gathered appropriately
Confidence sufficient enough to allow the application of technical and economic parameters and to enable the evaluation of economic viability that has a greater degree of certainty

Core drilling was conducted periodically to verify the presence, thickness, and quality of the sandstone formation. The data and lab results from each core hole are entered into a database for geologic block modeling using GEOVIA SURPAC modeling and mine design software. The intercepts of stratigraphic changes are then triangulated between drill holes to build a block model based strictly off lithology.

Once the sandstone unit is identified within the block model, the results logged in the database are then applied within certain parameters to fill quality data within the sandstone unit. The Ottawa ore body has been filled in with the additional core data and lab results using the nearest neighbor method. The data is then examined by U.S. Silica’s Mining Team to determine recoverable limits and build a recoverable body of ore meeting certain criteria. Once the sandstone deposit is delineated and characterized, the following mine design criteria are used to refine the estimate of recoverable resources:

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•	Slopes of 33% in topsoil, clay, gravel, or unconsolidated materials.

•	Slopes of 70° in ore and rock.

•	A minimum of a 10-ft wide safety bench is left at the alluvium/rock and rock/sand contacts.

•	A minimum of a 25-ft wide safety bench is left at approximately 425’ (AMSL).

•	The bottom of recoverable resources is a variable elevation by pit design to allow proper drainage with the maximum depth at 378’ (AMSL).

A minimum of a 100-ft. wide, “no mining” buffer was designed to be left in place on the west side of the active mine area and a 200 ft. buffer on the west side of a county road that separates the South Ottawa properties. The sand that lies within these areas was excluded from the Ottawa ore resource calculation. The wetlands or navigable waters in those areas are planned to not be mitigated or relocated and are designed with a 50-ft. wide ‘no disturbance’ buffer along the perimeter. These buffer areas are shown in Figure 11.1 below.

This section intentionally left blank.

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11.1 Existing Mine Buffers.

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To determine final “Measured and Indicated” Resources, the in-situ volume of the identified ore located within the designed pit limits was calculated using GEOVIA SURPAC software. A standard bulk density factor of 135 pounds per cubic ft. (Tetra Tech) was then applied to yield total tons of measured, in-situ ore resources.

Next, site-specific mining recovery factors are applied to the calculated in-situ ore tonnage to allow for absent, poor quality, unrecoverable or uneconomic ore areas. Mining recoveries applied may vary across a given site or project; at South Ottawa, a 90% mining recovery was used across the property to allow for areas where sand may not be recoverable. The mechanical mining process allows the mine to be more selective and avoid areas of potentially low-quality sand while a 100% hydraulic mining operation recovers the entire sandstone layer essentially eliminating the selective mining process. Mining process losses include undesired waste material (tailings) that are pumped to the plant with the sand, good sand lost during the separation of the waste material, and any product spillage that sometimes occurs in the quarry, plant process and loading areas.

This same methodology was applied during the evaluation of the Mississippi Sands property in 2016. The Technical Memorandum summarizing this work was reviewed by WESTWARD.

11.2    Data Verification Methodology

WESTWARD coordinated with U.S. Silica personnel to compile copies of all available exploratory field logs, gradational test results, and a database of the geologic model inputs. Once compiled a spreadsheet was developed including a list of all exploratory boings from the model, their locations, elevations, and exploration depths. If supporting documentation was available, it was indicated on the spreadsheet next to the associated boring.

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To address whether model inputs matched supporting documentation, spot checking was used. Spot checking was conducted randomly for both lithological and gradational data inputs. Spot checking was performed on at least 10% of available data sets.

11.3    Process Verification Methodology

WESTWARD developed an independent geologic model of the South Ottawa Pit deposit from the provided U.S. Silica data inputs, setbacks, and mining assumptions. RockWorks21 modeling software was used to develop the independent model with the Inverse Distance Weighting algorithm and a 40x40x1 ft. model resolution.

Volumetric estimates of in-situ raw material for each mine block were extracted from the model. Reductions for overburden and highwall design were not incorporated into the model. Overburden was assumed to be one ft. thick across the entire site and a pit slope reduction was calculated for each mine block based on the mine block perimeter, average modeled thickness, and cross-sectional area assuming a 3 horizontal to 1 vertical (3H:1V) highwall slope.

The in-situ volumes were reduced by the assumed overburden volume, and the calculated highwall volume estimate. A 10 % reduction for extraction loss was then applied resulting in a Net Recoverable Ore volume. A unit weight of 135 pounds per cubic ft. was applied to calculate Net Recoverable Ore tons which is the value compared against U.S. Silica estimates.

11.4    Results

There was sufficient data available for review to classify the deposit at the Ottawa Site as having both measured and indicated resources. The difference between the model run by U.S. Silica and WESTWARD to calculate resources differed by approximately 2%. This is an acceptable value. Resource estimates of in-situ silica sand as reported by U.S. Silica are shown in Table 11.1 below.

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11.5    In-Situ, Recoverable Ore Resources

Resource estimates of in-situ silica sand at the Ottawa Site as of December 31, 2021 reported by U.S. Silica are shown in Table 11.1 below. Resources are presented inclusive of reserves, not in addition to reserves.

Deposit Classification	In-Situ, Recoverable Ore Tons*
Measured Resource	66,926,671
Indicated Resource	33,002,024
TOTAL	99,928,695

Table 11.1 U.S. Silica In-Situ, Recoverable Ore Resources Estimate.

11.6    Cut Off Grade

Cut-Off grade is the minimum grade required for a mineral or metal to be economically mined (or processed). At the Ottawa Site, material is considered to be economically recoverable when the cost to extract, process and then sell the material results in a profit. There is no single “cut-off grade” for the total recoverable ore resource estimation at a mine site because the direct-shipping grades are fixed by the sale contract and tailored to each customer’s specific particle sizing and physical characteristic requirements.

Additionally, U.S. Silica optimizes the utilization of its ore reserves by using various raw ore blending strategies at both its mines and processing facilities. Through blending, sub-optimal raw materials that would typically be excluded using a traditional cut-off grade approach can be blended with high-quality reserves to produce a product that meets a particular customer’s specification range. There is no single size, or physical specification that fits all customer requirements. Therefore, it is not practical or possible to apply a single “cut-off grade” or “quality” criteria to the total recoverable ore resource estimation at a mine site. Please refer to Section 19.0 Economic Analysis for pricing information.

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12.0    MINERAL RESERVE ESTIMATES

12.1    Introduction

For the in-situ silica deposit at the Ottawa Site, indicated resources were converted to probable resources due to larger spacing distances between drill holes than what is in the measured resources areas. It is likely that there is geologic continuity across these areas with regard to a silica sand deposit, but the spacing between borings in these areas is greater than what is in the measured resource areas. Measured resources were converted to proven reserves based on the criteria discussed in Section 11.0 Mineral Resource Estimates in conjunction with several modifying factors.

Modifying factors such as required and sustainable infrastructure (Section 15), market studies (Section 16), environmental considerations and permitting (Section 17), capital and maintenance costs (Section 18) and economic analysis (Section 19) have been completed or are in place. This allows for unencumbered mining and processing at the Ottawa Site.    A robust need for silica sand in this part of Illinois and extended high sales volumes make the mine viable. These factors demonstrate the economic viability of the in-situ silica sand deposit at the Ottawa Site.

12.2    In-Situ Recoverable Ore Reserves

There was sufficient data available for review to convert the Measured and Indicated Mineral Resources, as discussed above, at the Ottawa Site to Proven and Probable Mineral Reserves. Reserve estimates of in-situ silica sand as of December 31, 2021 reported by U.S. Silica are shown in Table 12.1 below.

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Deposit Classification	In-Situ, Recoverable Ore Tons*
Proven Reserve	66,926,671
Probable Reserve	33,002,024
TOTAL	99,928,695

Table 12.1 U.S. Silica In-Situ, Recoverable Ore Reserves Estimate.

12.3    Cut Off Grade

Cut-Off grade is the minimum grade required for a material to be economically mined (or processed). Please refer to section 11.6 Cut Off Grade for the discussion pertaining to the Ottawa Site.

13.0    MINING METHODS

U.S. Silica mines silica sand from an open pit located approximately two and one-half miles southeast of the processing facility in Ottawa, IL. The mineable minerals come exclusively from the St. Peter Formation. The current mineable property is situated south of the Illinois River and is known as the South Ottawa Pit (Figure 3.1). The formation being mined is designated commercially as silica sand22 and is recognized in at least nine states surrounding Illinois.23,24

Mining of the St. Peter has been commercially viable for many years, beginning as early as the 1860’s.25 The Illinois State Geologic Survey classifies the formation as “world famous as a glass sand, but it is also used as molding sand (foundry sand), as an abrasive, in the manufacture of

[22]	Typical Rocks And Minerals In Illinois, George E. Ekblaw And Don L. Carroll, 1931, State Of Illinois Department Of Registration And Education State Geological Survey.
[23]	USGS, National Geologic Map Database, Geolex — Unit Summary, https://ngmdb.USgs.gov/Geolex/Units/StPeter_3945.html.
[24]

St. Peter Sandstone Mineral Resource Evaluation, Missouri, USA, Justin G. Davis, Arizona Geological Survey Special Paper 9 Chapter #6, Proceedings of the 48th Annual Forum on the Geology of Industrial Minerals Scottsdale, Arizona | April 30 - May 4, 2012.

[25]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.

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silica brick, ceramic glazes; and ferro-silicon, and for a score of other uses.”26 Other uses include the production of proppants, or fracturing sand (frac sand) for use in the oil and gas industry.27

Figure 13.1 - An overview of the sandstone mining operations at the U.S. Silica Ottawa Site showing the St. Peter sandstone face and pit loading and hauling.

[26]	Illinois State Geological Survey, Guide Leaflet 1971-D, La Salle, Bureau, and Putnam Counties, David L. Reinertsen and Myrna M. Killey, September 11, 1971, and May 20, 1972.
[27]	Ibid.

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The St. Peter in the Ottawa area exhibits horizontal stratigraphy and reasonably consistent elevation and thickness (Figure 13.1). The thickness of the St. Peter in Illinois is commonly 100 to 200 ft.28 Observation of the overburden thickness of approximately 10 ft. to 20 ft. is corroborated by U.S. Silica drilling information showing 5 ft. to 25 ft. of overburden thickness. This type of lithology favors surface mining by conventional methods.

13.1    Clearing, Grubbing and Overburden Removal

The future mining areas are either farmland or farmland buffer with tree cover. The terrain is gently undulating and easily accessible. U.S. Silica utilizes contractors to clear and grub the desired acreage and contractors to remove the overburden materials. Overburden is alluvial sand, gravel and clays and a thin limestone cap rock.29 A tracked excavator and articulated haul trucks are used to move the overburden material to mined-out areas of the pit where it is utilized for reclamation purposes. Figure 13.2 shows the St. Peter sandstone “bench”30 after clearing, grubbing and overburden removal.

This section intentionally left blank.

[28]	The White Cliffs of Ottawa The St. Peter Sandstone and North America’s Largest Silica Production Facility, Karan S. Keith and Tim J. Kemmis, with contribution from U.S. Silica, June 13, 2005.
[29]

Caprock or cap rock is a harder or more resistant rock type overlying a weaker or less resistant rock type. Kearey, Philip (2001). Dictionary of Geology, 2nd ed., Penguin Reference, London, New York, etc., p. 41, ISBN 978-0-14-051494-0.

[30]	A “bench” is a mining term referencing the economic resource in its natural state before removal by mining.

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Figure 13.2 - A bench of St. Peter sandstone after clearing and grubbing has prepared the sandstone for drilling and blasting.

13.2    Mining Process

When the St. Peter has been exposed, U.S. Silica uses conventional drilling and blasting to loosen the formation in preparation for hydraulic mining of the silica sand. The St. Peter sandstone, in the Ottawa area, is poorly cemented together. Blasting provides the ability to easily load the material into trucks to be hauled to a common location for the next stage of mining. A blast hole drill is used to provide vertical holes for the placement of ammonium nitrate and fuel oil (“ANFO”), a common and cost-effective blasting agent. Both drilling and blasting are accomplished through third-party contractors.

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Figure 13.3 - A front-end loader loading blasted sandstone into an articulating haul truck.

After the rock is fragmented by blasting, hydraulic mining techniques are used to further fragment the blasted rock and move the silica sand to the processing plant. This process begins as front-end loaders load the shot rock into articulated haul trucks (Figure 13.3). The trucks carry the shot rock to a stockpile located on the pit floor. A bulldozer pushes the stockpiled rock to a location where a water “monitor” can further break up the silica sand (Figure 13.4).

A monitor is a high-pressure water cannon similar to the nozzles mounted on firetrucks used by firefighters. The high pressure and high volume of water from the monitor is used to create a slurry of water and sand for pumping to a wet-screen house to remove any oversized material. From the wet screen house, the slurry begins the journey to the processing plant, two and a half miles to the north north-east of the pit. All water used to pump the slurry is recycled water from the processing plant.

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Figure 13.4 - Hydraulic mining utilizing a monitor to produce silica sand slurry for pumping to the processing plant.

The slurry pumped to the processing plant and the water returning to the pit for use in producing fresh slurry is moved through a series of high-density polyethylene (“HDPE”) pipes connected to several pump stations. The pipes are positioned under the roadways to the north of the pit and under the Illinois River through lines drilled by directional boring methods. Booster pump stations along the slurry line allow the sand to stay in suspension in the slurry to maintain the process. This is an efficient method of transporting the raw silica sand to the plant for further processing.

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13.3    Pit Repair and Maintenance

Regular maintenance of pit equipment owned by U.S. Silica is performed by U.S. Silica personnel located at the Ottawa facility. Any activity provided by contractors such as clearing and grubbing, drilling and blasting, etc. is provided by the contractor. Major component rebuilds, not within the capability of the U.S. Silica personnel, are contracted to local repair facilities. This is a common industry practice.

13.4    Mine Equipment

U.S. Silica uses a combination of owned and leased mobile equipment in the pit. A list of the pit equipment currently utilized at Ottawa is shown in Table 13.1. Initial lease terms are generally 36 months. The decision of lease versus purchase is made by the corporate financial group. Repair and maintenance activity is a combination of U.S. Silica personnel and outside contractors. Pit equipment mechanical availability generally averages about 85-percent. This availability is high enough to maintain the production requirements represented in the Economic Analysis portion of this report (Section 19.0).

Ottawa Mine Equipment
Quantity	Model	Type	Manufacturer	Year	Owned/ Leased
1	D8	Dozer	Caterpillar	2008	Leased
1	1050	Dozer	John Deere	2016	Leased
4	460E	Haul Truck	John Deere	2019	Owned
1	772	Motor Grader	John Deere	2011	Owned
1	444	Front End Loader	John Deere	2008	Leased
2	350F	Front End Loader	Volvo	2017	Leased
1	480EC	Tracked Excavator	Volvo		Leased

Table 13.1 Equipment currently utilized in the Ottawa pit.

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13.5    Mine Planning and Production Scheduling

U.S. Silica employs personnel responsible for mine planning and production scheduling. Mine planners provide direction and support to the operating group to ensure proper sequencing of mining activities. These activities include permit compliance, removal of adequate amounts of overburden, planned sequencing of areas to me mined, and other production needs of the operating group.

With a horizontally bedded sandstone such as this location, the mine planner sequences specific areas, or “blocks” of sandstone to be moved. Mining advances through these blocks, advancing the active mining “face,”31 in the direction prescribed by the planners. Figure 13.5 shows the overburden thickness overlain on an aerial map. The Figure shows the approximate location of the current mining faces as of November 2021. The mining will advance westward, progressing to the pit limit on the north, west, and south (magenta line). Some infrastructure will be required to reach these limits. Infrastructure is discussed further in Section 15.

Detailed mine planning activity at Ottawa has occurred in the past but is currently out-of-date. According to U.S. Silica personnel: “Current studies underway regarding Brown’s Brook will impact [mine] design changes and until those are completed a full complete life-of-mine plan for South Ottawa and West Ottawa will [be] unable to [be] developed.”32,33

The impact to the life-of-mine relating to Brown’s Brook is the area required to be left in-place to allow for a natural flow of Brown’s Brook and for access to the “West Pit” from the “South Ottawa Pit.” Figure 13.5 shows a representation of the area set aside in this report to allow for development of the “West Pit” resource block of silica sand. This set aside reduces the potential reserves of silica sand and this reduction is estimated and accounted for in the life-of-mine Economic Analysis in this report.

[31]	A mining “face” is the vertical wall of rock which will be blasted for excavating the rock.
[32]	Email response from Matt Crofoot. (U.S. Silica) to Rob Vogel (Q4 Impact Group) on November 8, 2021.
[33]	South Ottawa and West Ottawa are divisions of the mining area referenced in Figure 5 in the direction of mining.

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Figure 13.5 – Overburden thickness isopach map showing the approximate location of the current mining benches and the mining limits (reserve limits).

The deposit at Ottawa is a relatively simple deposit to mine as the entire vertical block is minable as ore. Consequently, the mine planning is basic. The risk of intrusive mineralization may be near the top or bottom of the deposit due to contamination from water carrying undesirable mineralization. This has proven to be easily avoidable with proper overburden removal practices and appropriate control of blast hole depth. For these reasons, a short-term lack of a detailed mine plan does not negatively impact the ultimate recovery of the resource and, it does not hinder the day-to-day mining activity at Ottawa.

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The annual production schedule is determined based on the forecasted sales demand provided by the sales and marketing group. This production schedule is adjusted to produce the targeted annual mining volume by factoring in losses for waste, in-pit uses, etc. Production schedules are then developed to assure adequate feed is provided to the processing plant to meet the finished-goods demand in a timely manner. Table 13.2 shows the estimated production for the next five years.34 This is achievable with current equipment and personnel. A projection consistent with this analysis for mine production levels is included for the life-of-mine in the Economic Analysis section of this report (Section 19.0).

Year	Forecast Finished Goods Sales (MMT)	Annual Mining Volume (MMT)
2018	3.5	4.5
2019	2.8	3.7
2020	1.5	1.9
2021 Forecast	2.3	3.0
2022 Projection	3.1	4.0
2023 Projection	3.1	4.0
2024 Projection	3.1	4.0
2025 Projection	3.1	4.0
2026 Projection	3.1	4.0

Table 13.2 - Projected sales volume and production schedule required to meet finished goods requirements for the next five years.

[34]	Email from Terry Lackey, U.S. Silica, of November 9, 2021.

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13.6    Manning

The Ottawa Site has a stable workforce with low turnover that currently totals 145 people. The average workforce age is approximately 48-years35 old and 17% of the workforce is above 60-years old.36 The hourly workforce comprises 82% of the location census and is represented by the United Steelworkers of America. Table 13.3 shows the manning at Ottawa.

Classification	Census
Mine Operations	36
Plant Operations	59
Maintenance	24
Salaried	26
Total	145

Table 13.3 Manning Table for the Ottawa, IL Plant.

Figure 13.6 below shows the final pit design for the South Ottawa Pit provided by U.S. Silica.

This section intentionally left blank.

[35]	The average age of the U.S. workforce was 42 years in 2020 (U.S. Bureau of Labor Statistics, Employment projections).
[36]	About 14 percent of the U.S. workforce is over age 60 (Household Data Annual Average for 2020 from the U.S. Bureau of Labor Statistics).

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Figure 13.6 South Ottawa Pit Final Pit Design.

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14.0    PROCESSING AND RECOVERY METHODS

Figure 14.1 The Ottawa, IL plant overview.

The processing plant in Ottawa is U.S. Silica’s largest blended operation.37 Purchased in 1987, the plant has been upgraded since that time.38 The production of finished goods begins when the plant receives a silica sand slurry from the mine located south of the processing plant. From this slurry, multiple products are generated through various processing methods. U.S. Silica utilizes both wet and dry processing in producing over thirty products for sale to two customer groups: Oil and Gas production companies and the Specialty Minerals industry. An overview of the processing plant is shown in Figure 14.1 above.

[37]	U.S. Silica internal report.
[38]	Locations | U.S. Silica (ussilica.com)..

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The annual production of finished goods at the Ottawa facility is a function of customer demand and the production capacity, by size fraction, of the plant. Total demand and product mix varies relative to economic cycles of end users and the competitive environment. The plant operating personnel periodically coordinate with the sales group to produce finished goods to meet a sales forecast. The plant at Ottawa has high flexibility in relation to the sand size required and the mix between individual wet and dry products by varying the equipment configuration.39

The plant at Ottawa can run 365 days per year and it operates twenty-four hours per day. The combined wet-plant and dry-plant has a nameplate40 capacity of 10.2 K tons per day. The plant capacity is limited by the ability to separate the fine silica sand and by permitted drying capacity. U.S. Silica indicates a reasonable 85-percent mechanical availability for their plant.41 Table 13.2 shows the yearly production history and a forecast for the next five years for the combined production from the Wet Plant and the Dry Plant.

Based on finished goods production from prior years, this plant production is achievable with current equipment and personnel. A projection consistent with this analysis for total sales volume is included for the life-of-mine in the Economic Analysis section of this report (Section 19.0).

14.1    Wet Processing Plant

The wet plant was originally built in 1975 and underwent expansions in 2009 and 2011. The plant receives its feed through the slurry pumping system from the mine that discharges to the wet plant. Figure 14.2 shows a simplified process flow from the mine to the product distribution and Table 14.1 shows the main processing equipment used in the Wet Processing Plant. 42 The slurry from the mine is processed through a material washer to remove the very fine size

[39]	Email from Terry Lackey, U.S. Silica, of November 9, 2021.
[40]	Nameplate is a term for the theoretical maximum capacity for a piece of equipment. For a plant it is the theoretical maximum capacity a plant can run at 100-percent mechanical availability.
[41]	Email from Terry Lackey, U.S. Silica, of November 9, 2021 and November 11, 2021.
[42]	Conveyors, pumps, bins, and other numerous pieces of equipment are omitted for clarity in Table 4.

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fractions which are too small to produce salable products. These very fine particles, or tailings, are separated from the plant feed and are sent to mine settling ponds where the water is recovered and recycled back to the plant and pit as process water. The silica sand plant feed is still a slurry at this point, and it moves to a bank of hydrosizers, hydro-cyclones, and vacuum filters to remove excess water. This water is also reclaimed for future use. At this point in the process, the sand has been separated into two portions, coarse and fine particle size fractions (see Figure 14.2).

From this point forward, the two streams are processed in dedicated, parallel coarse and fine circuits based on the sizes of their intended final use. The wet silica sand streams are then dried in four fluidized bed dryers where the dried silica sand is processed as whole grain silica in the Sizing and Fine Sand Plant or sent to the Grinding Mill for production of ground silica products. One dryer is dedicated to the coarse-sand stream and three to the fine-sand stream (see Figure 14.2).

14.2    Dry Processing Plant – Whole Grain Silica

Whole grain products are shipped primarily to the foundry, glass, and hydraulic fracturing industries. The Fine Sand Plant was built in the 1950’s. Dry processing of whole grain silica begins by taking a split of a dried portion of the coarse-sand stream and the dried fine stream from the Wet Plant where a series of screens separate the fine sand into size fractions. Figure 14.2 shows a schematic of this circuit and Table 14.1 shows the main processing equipment used in the Dry Processing Plant, which includes the Fine Sand Plant and the Sizing Plant of Table 4.43 The finished product is prepped for shipment by either a bulk carrier (rail or truck) or is loaded into bags in the bagging plant and warehoused for specific end-use markets (see Figure 14.2).

[43]	Ibid.

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Figure 14.2 – Processing Plant flow sheet for Ottawa, IL.

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Plant	Description	Quantity
Slurry Delivery	Mine-side wet screen	1
Wet Plant	Wet Plant 10X20 coarse Hydrosizer	2
	Wet Plant 8X8 coarse Hydrosizer	1
	Wet-Plant-silo Hydrocyclone	3
	Wet-plant wet screen	4
	Wet-plant pre-filter cyclone	4
	Vacuum filter belt	4
	Fluid bed dryer	4
	Bucket elevator	5
	Primary dry Derrick screens	6
	Secondary dry Derrick screens	6
Fine Sand Plant	Rotex screen	2
	Bucket elevators	2
Grinding Plant	Hummer screens	3
	Ball mills	6
	Bucket elevators	9
	Air classifiers	4
	Vibrating screen	6
Sizing Plant	Rotex screen	10
	Bucket elevator	7
	20/40 scalping screen	2

Table 14.1 - Main processing equipment used in the Ottawa Site.

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14.3    Dry Processing Plant – Ground Silica

The grinding mills are fed by material produced from the coarse-sand stream of materials or from the Fine Sand Plant. The Grinding Plant was built in the 1940’s and utilizes dry ball mills to reduce whole-grain silica sand into ground-silica products for the specialty and composite glass, fused silica, adhesives and countertop markets. It is also used as a filler and extender for a range of applications including paints and coatings, sealants, ceramics, and epoxy.44

Whole grain sand is pulverized dry in ball mills using ceramic grinding balls to minimize product contamination. The mill discharge is classified into size fractions using air classifiers. The products produced are moved into storage bins for bulk loading or packaging. The oversize grains are rejected by the classifiers and return to the mill feed for re-grinding in a closed circuit (see Figure 14.2). Table 14.1 shows the main processing equipment used in the Grinding and Sizing Plant.45 The products produced as ground silica carry the trademark Sil-Co-SilTM.

15.0    INFRASTRUCTURE

The U.S. Silica Ottawa Site has been operating in this location since before the turn of the 20th century. Expansions and upgrades have occurred to allow both the mine and the plant to adequately supply the markets they serve and to maintain a social license to operate in the Ottawa community.

This requires periodic updates and expansions to the infrastructure required to maintain a sustainable presence in this generally mixed community of industry and suburban geography. The infrastructure required for the ongoing operations is generally in place at Ottawa. Certain capital expenditures are required to replace depreciating assets. Other expansion capital (including additional incremental investment to maintain capacity, such as additional pump

[44]	https://www.ussilica.com/products/sil-co-silr.
[45]	Conveyors, pumps, bins, and other numerous pieces of equipment are omitted for clarity in Table 14.1.

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houses and settling capacity) is provided and commented on below and in Section 18. Figures 15.1 and 15.2 illustrate critical infrastructure for the Ottawa Site.

Figure 15.1 Critical Infrastructure for the Ottawa Site.

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LEGEND
GREEN POWER
71
8
© 2021 Google
Google Earth

Figure 15.2 Electrical Power Lines for the South Ottawa Pit.

15.1    Road and Truck Access

The site is accessible roads maintained by the City, County and State. Road access is critical for the delivery of materials used in the production of finished goods and for shipment of finished goods to U.S. Silica customers. The plant and pit have access to roadways rated for the loads to be shipped to and from the facility. Bulk finished goods are loaded into bulk hopper trucks at several locations, depending upon the product grade. Truck loading capacity is limited by the permitted hours and by the rate at which the existing equipment can load trucks.

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15.2    Rail

The rail infrastructure is a critical component for the transportation of the finished goods from the Ottawa Site. The Illinois Railway, LLC (the “IR”) is a short line railroad owning about 113 miles of former BNSF trackage in Illinois. It is owned by OmniTRAX.46 The IR handles the loaded rail cars and returns the empties to the plant. It interchanges with the CSX, a Class 1 railroad,47 at Ottawa, IL just north of the U.S. Silica plant.

The IR also connects with the BNSF (a Class 1 railroad) railroad north of Oswego, IL and south at Streator, IL. Two additional Class 1 railroads, the Union Pacific and Norfolk Southern, can be accessed by truck transloading. U.S. Silica has an extensive rail-car loading, storage, and handling facility at Ottawa. The main track and switches are maintained by the IR. Ottawa Site personnel maintain all plant trackage with the help of an outside contractor. Routine inspections occur from time to time by the IR and the CSX.

Bulk product is loaded into covered hopper cars in a partially enclosed building adjacent to the rail yard. All cars are leased by U.S. Silica. Switching in the plant area is accomplished by Company owned Trackmobile Railcar Movers.48 Rail loading capacity is limited by the permitted hours and by the rate at which the existing equipment can load rail cars.

[46]	OmniTrax is a privately owned transportation and transportation infrastructure company out of Denver, CO.
[47]

Railroad classes are determined by the revenue received by the railroad. The Surface Transportation Board adjusts the threshold annually for each class of railroad. Class 1 railroads are the largest and primary movers of goods over long distances. There are seven Class 1 railroads. (https://railroads.dot.gov/rail-network-development/freight-rail-overview).

[48]

A Trackmobile is a flexible rail car moving vehicle with both steel rail wheels and rubber tires. It is capable of traveling either on rail or on a roadway and is efficient for the movement of multiple rail cars.

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15.3    Barge

Located on the Illinois River, the Ottawa Site also has access to a privately-owned barge terminal that leases property from U.S. Silica for its operation. The facilities are available to U.S. Silica if they are needed. The barge terminal is maintained by others.

15.4    Electric Power

The Ottawa Site uses electric power supplied by Ameren Illinois.49 Power is delivered by an above-ground network of pole lines generally running along the CSX rail corridor on the north side of the property and terminating at a substation on the west side of the plant, south of the Dry Plant. Distribution to the processing plant from the substation is through a combination buried power lines and overhead poles. The Ottawa Pit uses power supplied by Cornbelt Energy Corporation.50 U.S. Silica has a history of reliable electric power supply.

15.5    Natural Gas

Natural gas is used as a fuel for drying the silica sand in the plant. The gas is currently supplied by NiCor.51 The natural gas is delivered to the plant via underground pipeline generally running along the CSX rail corridor. Gas is distributed into the plant through various underground pipelines. Nicor is a reliable supplier of natural gas.

15.6    Water

U.S. Silica’s Ottawa Site uses vast amounts of water. Most of the consumption is for transporting mined silica sand as a slurry from the mine to the plant and for the processing of the

[49]	Ameren Illinois is part of Ameren Corporation; a Fortune 500 company that trades on the New York Stock Exchange under the symbol AEE.
[50]

Corn Belt Energy Corporation is an energy coop in 18 counties in Illinois. Their energy is supplied by Wabash Valley Power Alliance, a generation and transmission cooperative based in Indianapolis, IN. Wabash provides wholesale electricity to 28 distribution systems in Indiana, Illinois, Michigan, and Missouri.

[51]	NiCor is a subsidiary of Nicor Inc., publicly traded on the NYSE as GAS. They are the largest natural gas supplier in Illinois.

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sand in the plant itself. Potable water is provided to the plant location by the City of Ottawa’s public water system. The company has a private well at the mine site for any sanitary needs of the employees there.

Water is a critical component to the transportation of the mined silica sand and in the handling and classification of wet sand in the processing plant. The distribution of slurry and process water relies on pump stations and a network of HDPE pipelines on the property. Maintenance of pumps, pump stations, and pipelines is a vital component in the process of producing finished goods and cost control.

Ottawa maintenance personnel routinely monitor the mechanical health of the slurry distribution system and recycle water lines. They perform routine maintenance as required. The HDPE slurry lines are regularly rotated to provide efficient transportation of the silica sand from the mine to the plant and to extend the life of the slurry pipelines. The investment in pipeline replacement, pump and pipeline repair, and construction of additional pipeline and pumphouses is an ongoing expense and capital cost for the plant.

The Ottawa Site has an abundance of recycled slurry water and processing water available. The facility captures precipitation in the active mine and tailings ponds which provides for a natural source of additional process water. The mined-out areas also are a source for ground water as it migrates through the exposed formations.

The location routinely discharges excess water through permitted NPDES locations. There is no record of the Ottawa Site having to purchase water for sand slurry use or processing use in the last 10 years.” U.S. Silica believes any risk of the lack of water could be mitigated by the permitting and construction of high-capacity wells.

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15.7    Tailings Handling and Disposal

Tailings handling and settling capacity is a critical element for long-term viability of the Ottawa Site. The mined silica sand contains components that are unable to be sold and are therefore considered a byproduct, or “waste,” from the production of finished goods. This waste is largely fine silica sand and non-silica mineralization contained within the St. Peter Sandstone formation. This waste is removed from the production streams as fine sand and silt suspended in the process water. The Ottawa Site removes the waste from the process water and recycles the water back to the mine and plant for use as slurry water and process water as needed.

The method U.S. Silica utilizes to remove the waste from the recycled water is an industry standard method of “settling” the fines out of the water. A series of settling ponds have been used by U.S. Silica for this purpose for the life of the plant. The very fine particles in the water are allowed to settle by gravity, thereby clarifying the water carrying the particles. The ponds must have a large enough surface area to allow for the time necessary for settlement. The depth of the pond allows for storage of the sediment. 52 Therefore, U.S. Silica must provide for ongoing construction of new pond surface area and depth for the ponds to maintain the required storage area for the waste that will be produced over life of the mine.

Historically, the Ottawa Site has used mined-out portions of the property for the settling and storage of the waste produced. Figure 15.3 below shows the locations historically utilized for waste storage: A-Pit, B-Pit (North) and B-Pit (South). U.S. Silica must maintain a “fresh” water pond so that water can be stored after processing through the settling ponds. Currently this is provided by S-Pit in Figure 8 where clarified water is recovered for reuse. D-Pit, in Figure 8, is a large area that is partially suitable for tailings storage (approximately five years’ worth of volume53).

[52]	Erosion and Sediment Control Handbook, Steven J. Goldman, Katharine Jackson, and Taras A. Bursztynsky, McGraw-Hill, 1986, pp. 8-13.
[53]	Draft – Tailings Deposition Comparison, Rev. 1, U.S. Silica Ottawa, 1/19/2017, Barr Engineering Co. study.

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Figure 15.3 - Possible tailings storage pond locations in the plant area.

The remainder of D-Pit must be kept free from tailings storage due to the current and future use of the area for slurry lines and pump houses. B-Pit (South) is the current settling pond for deposition of waste. B-Pit (South) has limited storage capacity, insufficient for the life of the mine. Additional areas are available for potential storage in the current mining location. These are identified in Figure 13.5 as the South Ottawa Pit and the West Pit. When the South Ottawa Pit is mined out, and mining progresses west into the West Ottawa Pit (Figure 13.5), there will be sufficient storage capacity for tailings to meet life-of-mine expectations.

The need for additional capacity has been anticipated. A capital and expense project are in the early stages of implementation. A sequence of pond construction, higher dam construction, and additional pumps and slurry lines is being developed by U.S. Silica to provide for increased settling pond surface area and storage in areas previously utilized for storage: A-Pit, B-Pit (North) and B-Pit (South) as part of the mine planning efforts commented on in Section 13.

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In the future, U.S. Silica plans to construct additional storage in area in the South Ottawa Pit south of the Illinois River. A projection of adequate capital spending and operating cost impacts, consistent with this analysis for mine production and plant processing levels is included for the life-of-mine in Section 18.0 Capital and Operating Costs and in Section 19.0 Economic Analysis of this report. U.S. Silica projects the implementation of these projects will provide tailings-storage capacity for the next 10 years. After that the plan is to deposit tailings in the South Ottawa Pit area (Figure 15.4), which is estimated to have capacity for the duration of the West Ottawa Pit operations and the capacity to accept tailings from the production from the Mississippi Sands Pit located west of the West Ottawa Pit if needed.

Figure 15.4 - Possible tailings storage pond locations in the South Ottawa and West Pit areas.

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In addition to the capital and expense projects related to tailings storage capacity, U.S. Silica is utilizing and is exploring operational tactics to create space. When the fine sand demand increases, the operations group historically has been able to recycle some of the deposited tailings, thus creating additional storage capacity. Additionally, solid tailings can be stacked - providing more storage capacity without raising impoundments.

15.8    Buildings

The Ottawa mine and plant has undergone various modifications in its 100-year plus history. The existing buildings are adequate for the purposes of which they are utilized. The facility employs an office building holding engineering, financial, and administrative staff. Several buildings house the plant processing machinery and support (see Figure 14.1). These include wet and dry processing, bagging, warehousing, loadout, employees, and maintenance activities. There are several miscellaneous buildings on the plant site, some fully utilized and some vacant. The mine site has a maintenance building, administrative space, and an employee building. All utilized structures appear to be well maintained.

15.9    Comments on Infrastructure

In the opinion of the QP, the current infrastructure is adequate to maintain the historical levels of finished goods production except for the current capacity of tailings storage. U.S. Silica is planning to create additional storage volume and is underway with the planning process. In the opinion of the QP, the capital required to provide the necessary tailings storage capacity and allow U.S. Silica to maintain the current levels of production and product quality to support the life-of-mine plan are represented in the Economic Analysis in this report.

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16.0    MARKET STUDIES AND CONTRACTS

U.S. Silica’s Ottawa operation supplies high-silica sand into every major market segment including glassmaking, chemical, foundry, building products, ASTM testing sand, and the Oil and Gas sectors.

16.1    General Marketing Information

The Ottawa Site is the company’s largest blended operation, supplying various grades of silica sand to both the Oil and Gas and the Industrial and Specialty markets. The Ottawa Silica Company was founded in March 1900 by Edmund B. Thornton. In 1986, the Thornton family sold Ottawa Silica Company to RTZ. In January 1987, the Pennsylvania Glass Sand Company merged with the Ottawa Silica Company forming the U.S. Silica Company.

U.S. Silica’s Ottawa operation supplies high-silica sand into every major market segment including glassmaking, chemical, foundry, building products, ASTM testing sand, and the Oil and Gas sectors.

The Ottawa Site produces a wide range of silica products that serve U.S. Silica’s Oil and Gas, and Specialty Minerals business units:

•

The Oil and Gas proppants are used in hydraulic fracturing petroleum-bearing rock layers. They are highly crush-resistant, and the industry specifies different grades depending on the requirements of the individual rock formations.

•

The F-Grade sands are used primarily in foundry casting. The grade numbers represent the American Foundry Society Grain Fineness Number; the sand increases in fineness as the GFN increases. The Fine and Standard Melt grades are used in glassmaking.

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•	200-Mesh ground silica is used as an additive to cement that is injected into a well to bond the steel well casing to the rock wall of the drillhole.

•

Sil-Co-SilTM is produced by grinding whole-grain sand into fine, bright white powder. The grade numbers indicate the maximum grain size in the product expressed in microns. The various grades are used in fiberglass, specialty glass, countertops, and ceramics.

•

Particularly noteworthy are the Ottawa’s ASTM products. U.S. Silica has the distinct advantage of supplying the well-known, highly respected original “Ottawa Silica” that is used for cement and abrasion testing. Ottawa remains the only supplier of fully ASTM-compliant sands in the world.

U.S. Silica has an annual production capacity of 3.6 M tons at this location. Through the renovated and upgraded facilities it can produce multiple products through various processing methods, including washing, hydraulic sizing, grinding, screening, and blending.

16.1.1    Silica Sand Market

In the late 1990’s and early 2000’s the market saw a dramatic increase in the use of sand for hydraulic fracturing tight shale formations. The widespread development of the Marcellus Shale in 2008 triggered several expansions by silica sand producers, including U.S. Silica. In 2009, Ottawa’s frac sand capacity underwent a 500 K ton expansion followed by a 900 K ton expansion in 2011. Beginning in 2018, however, the proppant sand market in the region began to contract. This change was fueled primarily by three factors:

(1)

Many regional sand mines were commissioned near the large Oil and Gas play in the Permian Basin in west Texas and southeastern New Mexico. Oil and Gas drilling operations is this area are nearly exclusively supplied by this newly developed resource; displacing sand previously supplied by mines in the upper Midwest including Ottawa.

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(2)

The energy service companies have shifted toward the use of finer grades of proppant sand such as 40/70 and 100 Mesh. The demand for coarser grades produced by Ottawa and nearby competitors has declined.

(3)

Relatively low crude oil prices have curtailed drilling in the Bakken (North Dakota) and the Marcellus (Ohio River Valley) shale deposits. The Bakken was impacted by the high cost of completing a well in the region combined with limited available infrastructure (pipelines and rail). Environmental concerns over the hydraulic fracturing process also resulted in the idling or scale back of numerous proppant sand mines.

Oil and Gas demand, as well as whole silica demand generally, dropped in 2020 as compared to 2019 due to the COVID-19 pandemic. However, recovery began in the fourth quarter of 2020 and continued throughout 2021. The QP believes the whole grain silica end segment should see growth through 2026. The QP believes the compound annual growth rate (“CAGR”) for Container Glass is 2% and the CAGR for Solar Glass is 9% through 2026. A fair estimate of future reserve consumption is between 2.5 and 3.0 M tons of raw sand annually.

In 2020, the average selling price (“ASP”) was $36.90 per ton. In 2021, the ASP dropped to $29.30 per ton. Given the projected growth in the whole gain silica end segment, the QP believes it is reasonable to assume that pricing will sustain and appreciate at 2% per annum thereafter for the life-of-mine. Consequently, in the long-term, the QP believes that price forecast will increase from an ASP of $29.90 per ton in 2022 to $35.00 per ton in 2030. See Table 19.1 for the projected ASP over the life-of-mine.

16.2    Material Contracts Required for Production

There are no material contracts required for production.

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17.0    ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1    Existing Environmental Permits, Plans, and Authorizations

WESTWARD was contracted by US Silica to provide third party review of environmental plans, permits, and requirements of the Ottawa Site. A summary of findings is included below based on current regulatory research and documents provided by U.S. Silica. Table 17.1 summarizes the current permitting status at the Ottawa Site.

Item	Regulatory Authority	Status
SPCC Plan	EPA	Complete
NWP 12	IDNR/USACE	Approved
Surface Mining Permits	IDNR	Approved
Mine Refuse Disposal Permit	IDNR	Approved
NPDES General Permit ILG840203	ILEPA	Approved
NPDES Individual Permit IL0001325	ILEPA	Approved
Air Permit #95060046	ILEPA	Approved
VSQG Hazardous Waste	ILEPA	Approved
Radioactive Material License	IEMA	Approved
Floodplain Development Permit #2014-12	LaSalle County	Approved
Floodplain Development Permit 2015-20	LaSalle County	Approved
Floodplain Variance Resolution 12-21	LaSalle County	Approved
Public Water System	State/County Health Departments	Approved

Table 17.1 Permitting Summary for Ottawa.

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17.2    Federal Requirements

US Silica maintains a Spill Prevention, Controls and Countermeasure (“SPCC”) Plan at the Ottawa location to address requirements of the federal Oil Pollution Prevention Regulations (40 CFR Part 112). The SPCC plan establishes oil spill preparedness, prevention, planning, response, and notification procedures per the federal regulations and addresses state-specific oil spill reporting notification and response requirements as administered by the Illinois Emergency Management Agency (“IEMA”).

U.S. Silica currently utilizes a pipeline that extends underneath the Illinois River from the South Ottawa mine to the North Ottawa processing plant. The purpose of the pipeline is to transport sand slurry material from the South Ottawa pit(s) to the processing plant at the North Ottawa location. Construction of the pipeline project was authorized by the U.S. Army Corps of Engineers (“USACE”) and Illinois Department of Natural Resources (“IDNR”) as a Nationwide Permit 12 (CEMVR-OD-P-2006-53). In May of 2017 US Silica received approval from IDNR to replace the existing sand slurry pipeline within their easement under Statewide Permit No. 8 which authorizes the construction of underground pipeline and utility crossings.

17.3    State Requirements

U.S. Silica retains a Surface Mining Permit (#1862-12) and associated reclamation bond through the IDNR for authorization of mining. A surety bond was issued to IDNR in the amount of $344,000.00 for approximately 80 acres of surface mining reclamation. The bond may be released by IDNR upon completion of surface mining and approved reclamation plan within three years of completion. An additional Surface Mining Permit (#1866-22) and approved reclamation plan for approximately 45 acres (D Pit) within the North Ottawa Site, located north of Dee Bennett Road is also maintained by U.S. Silica.

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The permit includes a conservation and reclamation plan which outlines slope and vegetation establishment. U.S. Silica holds three additional Surface Mining Permits which authorizes the ongoing mining activity at the South Ottawa tract (#1743-15, 1776-17, and 1825-19) with associated reclamation bonds. Reclamation bond records (and amounts) were requested from IDNR by U.S. Silica (Todd Lindblad). Though the aforementioned records were unavailable at the time of review, it is WESTWARD’s understanding that should permit coverage areas or bond amounts require an update based on the mine footprint, U.S. Silica is able to do so by administrative update with IDNR.

IDNR authorized a Mine Refuse Disposal Permit 1947-SP for the slurry refuse disposal area within an approximately 43-acre inactive pit (“A Pit”) located at the North Ottawa Site. The permit includes a description of proposed reclamation activities following disposal activities, including grading and seeding specifications. Costs associated with reclamation activities are provided in Section 19.0 Economic Analysis.

U.S. Silica is permitted to discharge stormwater from the Mississippi Sands tract (South Ottawa) under NPDES General Permit No. ILG840203. No mining disturbance has been initiated by US Silica at the former Mississippi Sands tract as of the date of this report.

Individual Permit No. IL0001325 as approved by the ILEPA authorizes discharge of wastewater from the North and South Ottawa Sites. Sampling and reporting requirements include three grab samples monthly reported using the Discharge Monitoring Report (“DMR”) system, quarterly visual monitoring, semi-annual monitoring and reporting of metals, arsenic, cyanide and total phenols, and an annual inspection report.

Air emissions resulting from the processing plant at Ottawa are authorized under the ILEPA Clean Air Act Permit Program (“CAAPP”) Permit #95060046. Provisions of the permit include maintenance and calibration of monitoring devices and monthly opacity visible emissions observations.

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Project review of the Mississippi Sands tract by the Illinois Department of Natural Resources (IDNR; as requested by ILEPA for NPDES authorization), identified three Illinois Natural Areas Inventory (“INAI”) sites within one mile of the project area. IDNR determined that adverse events to the INAI sites due to mining of the tract are unlikely to occur. IDNR recommended that a discharge point should be placed downstream of the Ernat’s Marsh INAI to avoid the possibility of adversely modifying the water quality in the Marsh.

The Ottawa Site is classified under RCRA Subtitle C as a Very Small Quantity Generator (“VSQG”) of Hazardous Waste (EPA ID #ILD155166952), generating less than or equal to 100 kilograms per month of non-acute hazardous waste. Waste classifications handled at the site include D001 Ignitable waste, D002 Corrosive waste, and D009 Mercury. U.S. Silica personnel maintain an Illinois Radioactive Material License (#IL-01709-01) through the Illinois Emergency Management Agency (“IEA”).

17.4    Other

U.S. Silica maintains a LaSalle County Floodplain Development Permit #2014-12 for construction of an earthen berm within a regulated Special Flood Hazard Area (flood zone AE) of the Illinois River watershed basin. U.S. Silica received approval from the state and county health departments to deepen an existing well for potable drinking water (non-community public water system) at the Ottawa Site in 2018.

U.S. Silica has not engaged in any agreements pertaining to hiring or local procurement.

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17.5    Mississippi Sands Authorizations

The following authorizations issued to Mississippi Sands, LLC during their previous ownership of the Mississippi Sands tract were reviewed as part of the feasibility study:

•

Special Use Permit 11-24 SU authorized Mississippi Sands, LLC to convert portions of the Mississippi Sands tract from farmland to mining use by letter dated February 1, 2012, from the LaSalle County Clerk. Conditions of the Special Use permit include, but are not limited to, the following:

•	Well agreements with neighboring property owners

•	Specified blasting surveys, timeline, maximum charge per day, and notifications

•	Neighboring homeowners’ property agreements

•	Landscape and buffer plan review by the City of Ottawa

•	No excavation shall take place above the 490 ft. level

•	Compliance with transportation plans (not more than 22 truckloads of aggregate product transported through the City of Ottawa per day), and

•	The County may hire a third-party consultant in the event the owner/operator is assigned any corrective action by any federal, state, or county agency.

17.6    Additional Studies

Previous archaeological study of the South Ottawa Site revealed an area of potential archaeological significance (Archaeological Site 11LS953) which led to U.S. Silica entering a Declaration of Preservation Covenant with the Illinois Historic Preservation Agency (“IHPA”) in March 2005. It was determined upon Phase II Testing of the site by SCI Engineering in the fall of 2011 that the archaeological site did not require a preservation covenant as it was unlikely to be recorded in the National Register of Historic Places. The IHPA approved of the Phase II Test Report, determined that no Phase III Archaeological Mitigation Plan was required, and released the deed covenant on July 17, 2012.

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17.7    Pending Expansion

U.S. Silica has engaged the IMEG company to complete a wetlands assessment, archaeological study, and aquifer testing and impacts analysis of the Catlin Salt Marsh to determine the feasibility of mining the former Mississippi Sands Property.

18.0    CAPITAL AND OPERATING COSTS

Capital and operating costs discussed in this section were developed utilizing current and historic cost data from continuous and ongoing operation of the facility, first principles, vendor and contractor quotations, and similar operation comparisons.

18.1    Operating Cost

Total operating costs incurred at the Ottawa Site from 2020 through 2021 are provided in Table 18.1. Costs include but are not limited to mining equipment, plant/shipping, wages and premiums, maintenance materials, and power.

The average cost of sales was $29.50 per ton in 2020 and $20.80 per ton in 2021. Headcount has remained fairly stable over the period with 104 hourly and 35 salaried employees in 2020 and 119 hourly and 26 salaried employees in 2021.

Capital Costs
2020	$2,182,000
2021	$1,517,000
Operating Costs
2020	$53,662,000
2021	$47,928,000

Table 18.1 Summary of Capital and Operating Costs: 2020-2021.

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18.2    Capital Costs

The average annual capital expenditure since 2020 at the Ottawa Site is $1,849,500, with $2,182,000 in 2020 and $1,517,000 in 2021 (Table 18.1). The higher than average capital spend in 2020 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

A summary of foreseen capital expenditures through 2026 is provided in Table 18.2. As shown in Table 18.2, total estimated capital expenditure through 2026 is $16,565,000 and primarily includes routine maintenance and continuous improvement projects to drive cost and capacity efficiencies.

Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy. There are risks regarding the current capital costs estimates through 2026, including escalating costs of raw materials and energy, equipment availability and timing due to either production delays or supply chain gaps.

Projected Capital Expenditures
2022	$6,000,000
2023	$4,000,000
2024	$2,135,000
2025	$2,213,000
2026	$2,217,000

Table 18.2 Summary of Projected Capital Site Expenditures: 2022-2026.

18.3    Assumptions

The capital projects are assumed to be constructed in a conventional Engineering, Procurement and Construction Management (“EPCM”) format. U.S. Silica routinely retains a qualified contractor to design projects and act as its agent to bid and procure materials and equipment, bid and award construction contracts, and manage the construction of the facilities.

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18.4    Accuracy

The accuracy of this estimate for those items identified in the scope-of work is estimated to be within the range of plus 15% to minus 15%; i.e., the cost could be 15% higher than the estimate or it could be 15% lower. Accuracy is an issue separate from contingency, the latter accounts for undeveloped scope and insufficient data (e.g., geotechnical data).

19.0    ECONOMIC ANALYSIS

19.1    Operating Costs

An economic model was created for the Ottawa Facility to provide validation of the economic viability of the estimated reserve for the life of mine until 2052. The following are the key assumptions for the base case scenario:

•	Proven and Probable Tons of 99,928,695 as of December 31, 2021

•	Revenue Growth of 2%

•	Tons Growth of 0.5%

•	Costs of Goods Sold Growth of 2%

•	Selling, General, and Administrative Expenses Growth of 2%

•	Capital Expenditures Growth of 2%

•	Inflation Rate of 2%

•	Tax Rate of 26%

•	Discount Rate of 8%

•	Net Working Capital Reinvestment Rate of 25%

•	Site Yield of 77%

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The QP used budgeted 2021 operating costs as the benchmark for which to model operating costs throughout the life of mine and applied future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes.

The QP based the ASP for 2022 on the ASP in 2021 and anticipated market dynamics. The QP then applied a 2% per annum increase from the 2021 ASP through the life of mine. Based on average selling price trends from 2018 through 2021, the QP believes that 2% per annum growth rate is a reasonable method for a base case scenario. For additional information on the ASP, see “Section 16.1.1— Silica Sand Market.”

19.2    Capital Costs

As an ongoing project that is in production and profitable, the QP established a going forward capital expenditure based on the running average capital costs at the mine from 2020 and 2021. The QP then applied a 2% per annum increase to the capital costs through the life of mine.

19.3    Economic Analysis

The financial evaluation of the project comprises the determination of the net present value (“NPV”) at a discount rate of 8%, the internal rate of return (“IRR”) and payback period (time in years to recapture the initial capital investment). Annual cash flow projections are estimated over the life of the mine based on the estimates of capital expenditures and production cost and sales revenue.

Review of the base case model indicates that the project has an IRR of 17%, a payback period of 0.10 years, and an NPV of $64,534,000. The Economic Feasibility Model (Table 19.1.1) was modeled on the basis of historical operational costs and future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes.

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19.4    Sensitivity Analysis

The QP assessed sensitivity of key variables, including reduction in expected selling price, increased capital expenses and associated depreciation, and operating costs. To assess these variables, the QP created moderate and upside models where the following variables were increased by the percentages listed in Table 19.2:

•	Average Selling Price Growth

•	Tons Growth

•	Costs of Goods Sold Growth

•	Selling, General, and Administrative Expenses Growth

•	Capital Expenditures Growth

•	Inflation Rate

•	Inflation Adjusted Discount Rate

•	Site Yield

The NPV of the project is null when the 2022 average selling price is reduced to approximately $25.51/ ton.

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In Thousand (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Reserve Balance Tons (000)		115,725	99,928	96,961	93,981	90,987	87,980	84,959	81,925	78,877	75,815	72,739	69,650	66,547	63,429	60,298
Mined Tons (000)		2,379	2,967	2,980	2,994	3,007	3,021	3,034	3,048	3,062	3,076	3,089	3,103	3,117	3,131	3,145
Sold Tons (000)		1,820	2,304	2,280	2,290	2,301	2,311	2,321	2,332	2,342	2,353	2,363	2,374	2,385	2,395	2,406

R/S Ratio		1.6%	2.3%	3.1%	3.2%	3.3%	3.4%	3.6%	3.7%	3.9%	4.1%	4.2%	4.5%	4.7%	4.9%	5.2%

ASP (Selling Price)		$36.9	$29.3	$29.9	$30.5	$31.1	$31.7	$32.3	$33.0	$33.7	$34.3	$35.0	$35.7	$36.4	$37.2	$37.9
ACS (Cost of Sale)		$29.5	$20.8	$21.2	$21.6	$22.1	$22.5	$23.0	$23.4	$23.9	$24.4	$24.9	$25.4	$25.9	$26.4	$26.9

Rev		$67,191	$67,494	$68,137	$69,812	$71,529	$73,288	$75,090	$76,936	$78,828	$80,766	$82,752	$84,787	$86,872	$89,008	$91,197
Cost of Sale		$53,662	$47,928	$48,384	$49,574	$50,793	$52,042	$53,322	$54,633	$55,977	$57,353	$58,763	$60,208	$61,689	$63,206	$64,760

CM		$13,530	$19,566	$19,752	$20,238	$20,735	$21,245	$21,768	$22,303	$22,851	$23,413	$23,989	$24,579	$25,183	$25,803	$26,437
Change in CM		$—	$6,036	$186	$486	$498	$510	$522	$535	$548	$562	$576	$590	$604	$619	$634

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$13,530	$19,566	$19,752	$20,238	$20,735	$21,245	$21,768	$22,303	$22,851	$23,413	$23,989	$24,579	$25,183	$25,803	$26,437

D&A		$10,165	$8,621	$9,393	$9,007	$9,200	$9,104	$9,152	$9,128	$9,140	$9,134	$9,137	$9,135	$9,136	$9,136	$9,136
EBIT		$3,365	$10,944	$10,359	$11,231	$11,535	$12,142	$12,616	$13,175	$13,712	$14,280	$14,852	$15,444	$16,047	$16,667	$17,301

Taxes		$875	$2,846	$2,693	$2,920	$2,999	$3,157	$3,280	$3,426	$3,565	$3,713	$3,862	$4,015	$4,172	$4,333	$4,498
Operating Income		$2,490	$8,099	$7,666	$8,311	$8,536	$8,985	$9,336	$9,750	$10,147	$10,567	$10,991	$11,428	$11,875	$12,334	$12,803

Plant Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,217)	$(2,260)	$(2,283)	$(2,317)	$(2,346)	$(2,378)	$(2,409)	$(2,442)	$(2,474)

Total Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,217)	$(2,260)	$(2,283)	$(2,317)	$(2,346)	$(2,378)	$(2,409)	$(2,442)	$(2,474)

Change in NWC		$—	$(1,509)	$(47)	$(121)	$(124)	$(127)	$(131)	$(134)	$(137)	$(140)	$(144)	$(147)	$(151)	$(155)	$(159)

Net Income		$308	$5,073	$1,619	$4,189	$6,277	$6,644	$6,988	$7,356	$7,726	$8,110	$8,501	$8,903	$9,315	$9,737	$10,170

FCF	$(86,400)	$10,473	$13,694	$11,012	$13,196	$15,477	$15,748	$16,140	$16,484	$16,866	$17,243	$17,638	$18,038	$18,451	$18,873	$19,306

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In Thousand (000)	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051	2052
Reserve Balance Tons (000)	57,153	53,993	50,820	47,632	44,429	41,213	37,981	34,736	31,475	28,200	24,910	21,606	18,286	14,952	11,603	8,238	4,859	1,464
Mined Tons (000)	3,159	3,174	3,188	3,202	3,217	3,231	3,246	3,260	3,275	3,290	3,305	3,319	3,334	3,349	3,364	3,380	3,395	1,464
Sold Tons (000)	2,417	2,428	2,439	2,450	2,461	2,472	2,483	2,494	2,505	2,517	2,528	2,539	2,551	2,562	2,574	2,585	2,597	1,120

R/S Ratio	5.5%	5.9%	6.3%	6.7%	7.2%	7.8%	8.5%	9.4%	10.4%	11.7%	13.3%	15.4%	18.2%	22.4%	29.0%	41.0%	69.9%	100.0%

ASP (Selling Price)	$38.7	$39.4	$40.2	$41.0	$41.8	$42.7	$43.5	$44.4	$45.3	$46.2	$47.1	$48.1	$49.0	$50.0	$51.0	$52.0	$53.1	$54.1
ACS (Cost of Sale)	$27.5	$28.0	$28.6	$29.1	$29.7	$30.3	$30.9	$31.5	$32.2	$32.8	$33.5	$34.1	$34.8	$35.5	$36.2	$36.9	$37.7	$38.4

Rev	$93,440	$95,737	$98,092	$100,504	$102,975	$105,507	$108,102	$110,760	$113,483	$116,274	$119,133	$122,063	$125,064	$128,140	$131,290	$134,519	$137,827	$60,616
Cost of Sale	$66,352	$67,984	$69,656	$71,369	$73,124	$74,922	$76,764	$78,652	$80,586	$82,567	$84,598	$86,678	$88,809	$90,993	$93,231	$95,523	$97,872	$43,044

CM	$27,087	$27,753	$28,436	$29,135	$29,851	$30,586	$31,338	$32,108	$32,898	$33,707	$34,536	$35,385	$36,255	$37,146	$38,060	$38,996	$39,955	$17,572
Change in CM	$650	$666	$682	$699	$716	$734	$752	$771	$790	$809	$829	$849	$870	$892	$913	$936	$959	$(22,383)

SG&A	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA	$27,087	$27,753	$28,436	$29,135	$29,851	$30,586	$31,338	$32,108	$32,898	$33,707	$34,536	$35,385	$36,255	$37,146	$38,060	$38,996	$39,955	$17,572

D&A	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136
EBIT	$17,952	$18,618	$19,300	$19,999	$20,716	$21,450	$22,202	$22,972	$23,762	$24,571	$25,400	$26,249	$27,119	$28,011	$28,924	$29,860	$30,819	$8,436

Taxes	$4,667	$4,841	$5,018	$5,200	$5,386	$5,577	$5,772	$5,973	$6,178	$6,388	$6,604	$6,825	$7,051	$7,283	$7,520	$7,764	$8,013	$2,193
Operating Income	$13,284	$13,777	$14,282	$14,799	$15,330	$15,873	$16,429	$17,000	$17,584	$18,182	$18,796	$19,424	$20,068	$20,728	$21,404	$22,096	$22,806	$6,243

Plant Capex	$(2,507)	$(2,540)	$(2,574)	$(2,608)	$(2,643)	$(2,678)	$(2,714)	$(2,750)	$(2,786)	$(2,824)	$(2,861)	$(2,899)	$(2,938)	$(2,977)	$(3,016)	$(3,057)	$(3,097)	$(3,138)

Total Capex	$(2,507)	$(2,540)	$(2,574)	$(2,608)	$(2,643)	$(2,678)	$(2,714)	$(2,750)	$(2,786)	$(2,824)	$(2,861)	$(2,899)	$(2,938)	$(2,977)	$(3,016)	$(3,057)	$(3,097)	$(3,138)

Change in NWC	$(163)	$(167)	$(171)	$(175)	$(179)	$(184)	$(188)	$(193)	$(197)	$(202)	$(207)	$(212)	$(218)	$(223)	$(228)	$(234)	$(240)	$—

Net Income	$10,615	$11,070	$11,537	$12,016	$12,508	$13,011	$13,528	$14,057	$14,600	$15,157	$15,728	$16,313	$16,913	$17,528	$18,159	$18,806	$19,469	$3,104

FCF	$19,750	$20,206	$20,673	$21,152	$21,643	$22,147	$22,663	$23,193	$23,736	$24,293	$24,863	$25,449	$26,049	$26,664	$27,295	$27,942	$28,605	$12,240

Table 19.1.1: Economic Feasibility Base Model.

1)	The Cost of Sale line item includes royalties and government levies, when applicable. As stated in Section 3.3 above, there are no royalties or other associated payments specific to Ottawa.
2)	The Book Value in the Economic Feasibility Model is as of December 2020.

82

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Reserve Balance Tons (000)		115,725	99,928	96,961	93,967	90,947	87,899	84,824	81,721	78,590	75,431	72,243	69,027
Mined Tons (000)		2,379	2,967	2,994	3,021	3,048	3,075	3,103	3,131	3,159	3,187	3,216	3,245
Sold Tons (000)		1,820	2,304	2,380	2,401	2,423	2,445	2,467	2,489	2,511	2,534	2,557	2,580

R/S Ratio		1.6%	2.3%	3.1%	3.2%	3.4%	3.5%	3.7%	3.8%	4.0%	4.2%	4.5%	4.7%

ASP (Selling Price)		$36.9	$29.3	$30.5	$31.7	$33.0	$34.3	$35.6	$37.1	$38.6	$40.1	$41.7	$43.4
ACS (Cost of Sale)		$29.5	$20.8	$21.4	$22.1	$22.7	$23.4	$24.1	$24.8	$25.6	$26.4	$27.1	$28.0

Rev		$67,191	$67,494	$72,520	$76,100	$79,856	$83,798	$87,934	$92,275	$96,829	$101,609	$106,624	$111,887
Cost of Sale		$53,662	$47,928	$51,002	$53,005	$55,087	$57,250	$59,498	$61,835	$64,263	$66,786	$69,409	$72,135

CM		$13,530	$19,566	$21,518	$23,095	$24,770	$26,548	$28,436	$30,440	$32,567	$34,822	$37,215	$39,752
Change in CM		$—	$6,036	$1,952	$1,577	$1,675	$1,778	$1,888	$2,004	$2,126	$2,256	$2,393	$2,537

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$13,530	$19,566	$21,518	$23,095	$24,770	$26,548	$28,436	$30,440	$32,567	$34,822	$37,215	$39,752

D&A		$10,165	$8,621	$9,393	$9,007	$9,200	$9,104	$9,152	$9,128	$9,140	$9,134	$9,137	$9,135
EBIT		$3,365	$10,944	$12,125	$14,088	$15,570	$17,444	$19,284	$21,312	$23,427	$25,689	$28,078	$30,617

Taxes		$875	$2,846	$3,153	$3,663	$4,048	$4,536	$5,014	$5,541	$6,091	$6,679	$7,300	$7,960
Operating Income		$2,490	$8,099	$8,973	$10,425	$11,521	$12,909	$14,270	$15,771	$17,336	$19,010	$20,778	$22,657

Plant Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,283)	$(2,360)	$(2,438)	$(2,519)	$(2,602)	$(2,688)

Total Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,283)	$(2,360)	$(2,438)	$(2,519)	$(2,602)	$(2,688)

Change in NWC		$—	$(1,509)	$(488)	$(394)	$(419)	$(445)	$(472)	$(501)	$(532)	$(564)	$(598)	$(634)

Net Income		$308	$5,073	$2,485	$6,031	$8,968	$10,251	$11,516	$12,910	$14,367	$15,927	$17,578	$19,334

FCF	$(86,400)	$10,473	$13,694	$11,878	$15,038	$18,168	$19,355	$20,668	$22,038	$23,506	$25,061	$26,715	$28,469

83

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050
Reserve Balance Tons (000)	65,782	62,508	59,204	55,870	52,507	49,113	45,689	42,234	38,747	35,230	31,680	28,099	24,486	20,840	17,161	13,449	9,704	5,925	2,112
Mined Tons (000)	3,274	3,304	3,334	3,364	3,394	3,424	3,455	3,486	3,518	3,549	3,581	3,613	3,646	3,679	3,712	3,745	3,779	3,813	2,112
Sold Tons (000)	2,603	2,627	2,650	2,674	2,698	2,722	2,747	2,772	2,797	2,822	2,847	2,873	2,899	2,925	2,951	2,978	3,004	3,031	1,679

R/S Ratio	5.0%	5.3%	5.6%	6.0%	6.5%	7.0%	7.6%	8.3%	9.1%	10.1%	11.3%	12.9%	14.9%	17.7%	21.6%	27.8%	38.9%	64.4%	100.0%

ASP (Selling Price)	$45.1	$46.9	$48.8	$50.7	$52.8	$54.9	$57.1	$59.4	$61.7	$64.2	$66.8	$69.4	$72.2	$75.1	$78.1	$81.2	$84.5	$87.9	$91.4
ACS (Cost of Sale)	$28.8	$29.7	$30.6	$31.5	$32.4	$33.4	$34.4	$35.4	$36.5	$37.6	$38.7	$39.9	$41.1	$42.3	$43.6	$44.9	$46.2	$47.6	$49.0

Rev	$117,410	$123,205	$129,287	$135,668	$142,365	$149,392	$156,766	$164,504	$172,624	$181,145	$190,086	$199,469	$209,315	$219,646	$230,488	$241,865	$253,803	$266,331	$153,394
Cost of Sale	$74,968	$77,912	$80,971	$84,151	$87,455	$90,890	$94,459	$98,168	$102,024	$106,030	$110,194	$114,521	$119,018	$123,692	$128,550	$133,598	$138,844	$144,297	$82,309

CM	$42,442	$45,294	$48,316	$51,518	$54,910	$58,502	$62,307	$66,336	$70,600	$75,115	$79,892	$84,948	$90,296	$95,954	$101,938	$108,267	$114,959	$122,035	$71,085
Change in CM	$2,690	$2,851	$3,022	$3,202	$3,392	$3,593	$3,805	$4,029	$4,265	$4,514	$4,778	$5,055	$5,349	$5,658	$5,984	$6,329	$6,692	$7,075	$(50,949)

SG&A	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA	$42,442	$45,294	$48,316	$51,518	$54,910	$58,502	$62,307	$66,336	$70,600	$75,115	$79,892	$84,948	$90,296	$95,954	$101,938	$108,267	$114,959	$122,035	$71,085

D&A	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136
EBIT	$33,306	$36,158	$39,180	$42,382	$45,774	$49,367	$53,171	$57,200	$61,465	$65,979	$70,756	$75,812	$81,160	$86,818	$92,803	$99,131	$105,823	$112,899	$61,949

Taxes	$8,660	$9,401	$10,187	$11,019	$11,901	$12,835	$13,825	$14,872	$15,981	$17,155	$18,397	$19,711	$21,102	$22,573	$24,129	$25,774	$27,514	$29,354	$16,107
Operating Income	$24,647	$26,757	$28,993	$31,363	$33,873	$36,531	$39,347	$42,328	$45,484	$48,824	$52,360	$56,101	$60,059	$64,245	$68,674	$73,357	$78,309	$83,545	$45,843

Plant Capex	$(2,778)	$(2,870)	$(2,965)	$(3,063)	$(3,165)	$(3,270)	$(3,378)	$(3,490)	$(3,606)	$(3,725)	$(3,849)	$(3,976)	$(4,108)	$(4,244)	$(4,385)	$(4,530)	$(4,681)	$(4,836)	$(4,996)

Total Capex	$(2,778)	$(2,870)	$(2,965)	$(3,063)	$(3,165)	$(3,270)	$(3,378)	$(3,490)	$(3,606)	$(3,725)	$(3,849)	$(3,976)	$(4,108)	$(4,244)	$(4,385)	$(4,530)	$(4,681)	$(4,836)	$(4,996)

Change in NWC	$(673)	$(713)	$(755)	$(800)	$(848)	$(898)	$(951)	$(1,007)	$(1,066)	$(1,129)	$(1,194)	$(1,264)	$(1,337)	$(1,414)	$(1,496)	$(1,582)	$(1,673)	$(1,769)	$—

Net Income	$21,197	$23,175	$25,273	$27,499	$29,860	$32,363	$35,018	$37,831	$40,812	$43,971	$47,317	$50,861	$54,613	$58,587	$62,793	$67,245	$71,956	$76,940	$40,846

FCF	$30,333	$32,310	$34,409	$36,635	$38,996	$41,499	$44,153	$46,967	$49,948	$53,106	$56,453	$59,996	$63,749	$67,723	$71,929	$76,380	$81,092	$86,076	$49,982

Table 19.1.2: Economic Feasibility Moderate Model.

1)	The Cost of Sale line item includes royalties and government levies, when applicable. As stated in Section 3.3 above, there are no royalties or other associated payments specific to Ottawa.
2)	The Book Value in the Economic Feasibility Model is as of December 2020.

84

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Reserve Balance Tons (000)		115,725	99,928	96,961	93,954	90,906	87,818	84,687	81,514	78,299	75,040	71,737	68,389	64,996	61,558	58,073
Mined Tons (000)		2,379	2,967	3,007	3,048	3,089	3,130	3,173	3,216	3,259	3,303	3,348	3,393	3,439	3,485	3,532
Sold Tons (000)		1,820	2,304	2,481	2,514	2,548	2,583	2,618	2,653	2,689	2,725	2,762	2,799	2,837	2,875	2,914

R/S Ratio		1.6%	2.3%	3.1%	3.2%	3.4%	3.6%	3.7%	3.9%	4.2%	4.4%	4.7%	5.0%	5.3%	5.7%	6.1%

ASP (Selling Price)		$36.9	$29.3	$31.1	$32.9	$34.9	$37.0	$39.2	$41.6	$44.1	$46.7	$49.5	$52.5	$55.6	$59.0	$62.5
ACS (Cost of Sale)		$29.5	$20.8	$21.8	$22.9	$24.1	$25.3	$26.6	$27.9	$29.3	$30.7	$32.3	$33.9	$35.6	$37.4	$39.2

Rev		$67,191	$67,494	$77,046	$82,772	$88,922	$95,530	$102,629	$110,255	$118,449	$127,250	$136,706	$146,865	$157,779	$169,503	$182,099
Cost of Sale		$53,662	$47,928	$54,195	$57,673	$61,374	$65,313	$69,505	$73,965	$78,712	$83,763	$89,139	$94,859	$100,947	$107,425	$114,319

CM		$13,530	$19,566	$22,851	$25,098	$27,548	$30,217	$33,125	$36,291	$39,737	$43,487	$47,568	$52,006	$56,832	$62,078	$67,780
Change in CM		$—	$6,036	$3,285	$2,247	$2,450	$2,669	$2,907	$3,166	$3,446	$3,751	$4,080	$4,438	$4,826	$5,246	$5,702

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$13,530	$19,566	$22,851	$25,098	$27,548	$30,217	$33,125	$36,291	$39,737	$43,487	$47,568	$52,006	$56,832	$62,078	$67,780

D&A		$10,165	$8,621	$9,393	$9,007	$9,200	$9,104	$9,152	$9,128	$9,140	$9,134	$9,137	$9,135	$9,136	$9,136	$9,136
EBIT		$3,365	$10,944	$13,458	$16,091	$18,348	$21,114	$23,973	$27,163	$30,597	$34,354	$38,431	$42,871	$47,696	$52,943	$58,644

Taxes		$875	$2,846	$3,499	$4,184	$4,770	$5,490	$6,233	$7,062	$7,955	$8,932	$9,992	$11,146	$12,401	$13,765	$15,248
Operating Income		$2,490	$8,099	$9,959	$11,908	$13,578	$15,624	$17,740	$20,100	$22,642	$25,422	$28,439	$31,724	$35,295	$39,178	$43,397

Plant Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,391)	$(2,532)	$(2,708)	$(2,882)	$(3,075)	$(3,276)	$(3,493)	$(3,723)	$(3,969)

Total Capex		$(2,182)	$(1,517)	$(6,000)	$(4,000)	$(2,135)	$(2,213)	$(2,391)	$(2,532)	$(2,708)	$(2,882)	$(3,075)	$(3,276)	$(3,493)	$(3,723)	$(3,969)

Change in NWC		$—	$(1,509)	$(821)	$(562)	$(612)	$(667)	$(727)	$(791)	$(862)	$(938)	$(1,020)	$(1,110)	$(1,206)	$(1,312)	$(1,425)

Net Income		$308	$5,073	$3,138	$7,346	$10,830	$12,744	$14,622	$16,777	$19,072	$21,602	$24,344	$27,339	$30,596	$34,143	$38,002

FCF	$(86,400)	$10,473	$13,694	$12,531	$16,353	$20,030	$21,847	$23,773	$25,904	$28,212	$30,736	$33,481	$36,474	$39,732	$43,279	$47,138

85

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048
Reserve Balance Tons (000)	54,541	50,961	47,333	43,656	39,929	36,152	32,324	28,445	24,513	20,527	16,489	12,395	8,246	4,042
Mined Tons (000)	3,580	3,628	3,677	3,727	3,777	3,828	3,880	3,932	3,985	4,039	4,093	4,149	4,205	4,042
Sold Tons (000)	2,953	2,993	3,034	3,075	3,116	3,158	3,201	3,244	3,288	3,332	3,377	3,423	3,469	3,334

R/S Ratio	6.6%	7.1%	7.8%	8.5%	9.5%	10.6%	12.0%	13.8%	16.3%	19.7%	24.8%	33.5%	51.0%	100.0%

ASP (Selling Price)	$66.2	$70.2	$74.4	$78.9	$83.6	$88.6	$94.0	$99.6	$105.6	$111.9	$118.6	$125.7	$133.3	$141.3
ACS (Cost of Sale)	$41.2	$43.3	$45.4	$47.7	$50.1	$52.6	$55.2	$58.0	$60.9	$63.9	$67.1	$70.5	$74.0	$77.7

Rev	$195,631	$210,168	$225,786	$242,564	$260,589	$279,953	$300,756	$323,106	$347,116	$372,910	$400,621	$430,391	$462,373	$471,120
Cost of Sale	$121,655	$129,462	$137,771	$146,612	$156,021	$166,034	$176,689	$188,028	$200,094	$212,936	$226,601	$241,143	$256,618	$259,006

CM	$73,976	$80,706	$88,015	$95,952	$104,568	$113,920	$124,068	$135,078	$147,021	$159,974	$174,020	$189,248	$205,755	$212,114
Change in CM	$6,195	$6,730	$7,309	$7,937	$8,616	$9,352	$10,148	$11,010	$11,943	$12,953	$14,046	$15,228	$16,507	$6,359

SG&A	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA	$73,976	$80,706	$88,015	$95,952	$104,568	$113,920	$124,068	$135,078	$147,021	$159,974	$174,020	$189,248	$205,755	$212,114

D&A	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136	$9,136
EBIT	$64,840	$71,570	$78,879	$86,816	$95,432	$104,784	$114,932	$125,942	$137,885	$150,838	$164,884	$180,112	$196,619	$202,978

Taxes	$16,858	$18,608	$20,509	$22,572	$24,812	$27,244	$29,882	$32,745	$35,850	$39,218	$42,870	$46,829	$51,121	$52,774
Operating Income	$47,981	$52,962	$58,371	$64,244	$70,620	$77,540	$85,050	$93,197	$102,035	$111,620	$122,014	$133,283	$145,498	$150,204

Plant Capex	$(4,231)	$(4,510)	$(4,807)	$(5,124)	$(5,462)	$(5,823)	$(6,207)	$(6,616)	$(7,053)	$(7,518)	$(8,014)	$(8,542)	$(9,106)	$(9,707)

Total Capex	$(4,231)	$(4,510)	$(4,807)	$(5,124)	$(5,462)	$(5,823)	$(6,207)	$(6,616)	$(7,053)	$(7,518)	$(8,014)	$(8,542)	$(9,106)	$(9,707)

Change in NWC	$(1,549)	$(1,683)	$(1,827)	$(1,984)	$(2,154)	$(2,338)	$(2,537)	$(2,753)	$(2,986)	$(3,238)	$(3,511)	$(3,807)	$(4,127)	$(1,590)

Net Income	$42,202	$46,769	$51,736	$57,135	$63,003	$69,379	$76,306	$83,828	$91,997	$100,864	$110,489	$120,934	$132,266	$138,908

FCF	$51,338	$55,905	$60,872	$66,271	$72,139	$78,515	$85,442	$92,964	$101,132	$110,000	$119,625	$130,069	$141,401	$148,043

Table 19.1.3: Economic Feasibility Upside Model.

1)	The Cost of Sale line item includes royalties and government levies, when applicable. As stated in Section 3.3 above, there are no royalties or other associated payments specific to Ottawa.
2)	The Book Value in the Economic Feasibility Model is as of December 2020.

86

Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

	Case
		5%	10%
Drivers	Base	Moderate	Upside
Average Selling Price Growth	2%	4%	6%
Tons Growth	0.5%	1%	1%
Costs of Goods Sold Growth	2%	3%	5%
Selling, General, and Administrative Expenses Growth	2%	5%	10%
Capital Expenditures Growth	2%	5%	10%
Inflation Rate	2%	3%	4%
Inflation Adjusted Discount Rate	10%	11%	12%
Site Yield	77%	80%	83%

Case	Payback	IRR	NPV
Base	0.10 Years	17%	$64,534,000
Moderate	0.10 Years	21%	$117,544,000
Upside	0.10 Years	24%	$143,056,000

Table 19.2 Sensitivity Analysis.

20.0    ADJACENT PROPERTIES

There are no other silica sand mining operations adjacent to the Ottawa mine. The areas to the east are mostly residential and light commercial development. To the north, south and west is vacant land primarily used for agricultural purposes.

21.0    OTHER RELEVANT DATA AND INFORMATION

There is no additional data or information to include in this section.

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22.0    INTERPRETATIONS AND CONCLUSIONS

22.1    Comments on Exploration

Based on the review of U.S. Silica provided exploration data for the South Ottawa Pit, it is the QP’s opinion there is sufficient drilling data available and the spacing of the borings drilled is acceptable for this report.

22.2    Comments on Data Verification

It is the QP’s opinion that it is reasonable to rely on laboratory testing procedures provided by U.S. Silica. Based on the review of provided lab documentation provided by U.S. Silica, it is the QP’s opinion that the testing procedures and results presented herein are acceptable for the purpose of this report.

22.3    Comments on Mineral Processing and Metallurgical Testing

Based on review of the lab procedures provided by U.S. Silica, the overall relative homogenous mineralogy of the deposit, it is the QP’s opinion that the procedures and laboratory testing reviewed are acceptable for the purposes of this report.

22.4    Comments on Mineral Resource Estimates

It is the QP’s opinion that currently, there are no foreseeable factors likely to influence or preclude the economic extraction of silica sand at the Ottawa Site.

22.5    Comments on Mineral Reserve Estimates

It is the QP’s opinion that currently, there are no foreseeable risk factors that would materially affect the in-situ reserves reported for the Ottawa Site.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
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22.6    Comments on Mining Methods

In the opinion of the QP, detailed mine planning has not been accomplished to adequately delineate the surface area required to describe the resources left in-place54 from the areas known as “South Ottawa” and the “West Pit” to maintain the buffer around Brown’s Brook.

22.7    Comments on Processing and Recovery Methods

In the opinion of the QP, the current facilities dedicated to Processing and Recovery Methods will allow U.S. Silica to maintain the current levels of production and product quality to support the life-of-mine plan represented by the Economic Analysis in this report (Section 19.0).

22.8    Comments on Infrastructure

In the opinion of the QP, the current infrastructure is adequate to maintain the historical levels of finished goods production except for the current capacity of tailings storage. U.S. Silica is planning to create additional storage volume and is underway with the planning process. In the opinion of the QP, the capital required to provide the necessary tailings storage capacity and allow U.S. Silica to maintain the current levels of production and product quality to support the life-of-mine plan are represented in the Economic Analysis (Section 19.0) in this report.

22.8.1 Electricity

In the opinion of the QP the risk of material interruption of the supply of electric power is low. The highest risk relative to electric power is real cost escalation of the power without a long-term contract.

[54]

A block of St. Peter Sandstone to be left in-place to allow for the natural course of Brown’s Brook to remain in a natural state and the necessary construction of a bridge over Brown’s Book. See the Infrastructure discussion in Section 15.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

22.8.2 Natural Gas

In the opinion of the QP the risk of material interruption of the supply of natural gas is low. The highest risk relative to natural gas is real cost escalation of the gas supply without a long-term contract.

22.9    Comments on Permitting

It is the opinion of the QP that the existing permits and plans for the active mine and processing plant operations adequately address environmental compliance and permitting requirements and that U.S. Silica can reasonably anticipate that they will be able to obtain the future authorizations needed to complete the mine plan.

Based on review of previous permit documents, history of the site, the mine plan, and the regulatory requirements it is the opinion of WESTWARD that it is highly likely U.S. Silica would be able to obtain authorizations to develop the reserves as classified herein. It is the opinion of the QP that the current authorizations held by Mississippi Sands can likely be transferred to U.S. Silica or, in the event that transfer is not an option, it is reasonable anticipated that U.S. Silica would receive new authorizations for the above-listed permits and agreements.

23.0    RECOMMENDATIONS

The primary recommendation of this report is to design and implement a third-party sampling and testing program to provide outside quality control for U.S. Silica’s internal testing program. The program should be written with detailed instructions on proper collection methods; sample containers, preservation, labeling, chain of custody, security, and transport; and testing. Anticipated cost for this program is estimated to be up to $7,000 - $10,000 annually depending on the number of tests conducted and which parameters are run.

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24.0    REFERENCES

All references used are cited in each individual section as footnotes.

25.0    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This Technical Report has been prepared by the QPs for U.S. Silica. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to the QPs at the time of preparation of this Technical Report.

•	Assumptions, conditions, and qualifications as set forth in this Technical Report.

•	Data, reports, and other information supplied by U.S. Silica and other third-party sources.

For the purpose of this Technical Report, the QPs have relied on ownership information and market studies included in Section 3.0. The QPs have not researched property title or mineral rights for U.S. Silica as we consider it reasonable to rely on U.S. Silica’s personnel who are responsible for maintaining this information.

The QPs have relied on U.S. Silica for general marketing information and market studies included in Section 16.0 and referenced in Section 19.0. The QPs consider it reasonable to rely on U.S. Silica for this information as it has considerable experience in these areas.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Ottawa Site, Lasalle County, Illinois” (Report) with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons. Terrance N. Lackey, Mining Director at U.S. Silica Holdings, Inc., prepared or contributed to the following sections:

1.0	Executive Summary

16.0	Market Studies and Contracts

18.0	Capital and Operating Costs

19.0	Economic Analysis

U.S. Silica Holdings, Inc.

/s/Terrance N. Lackey	09/30/2022
Terrance N. Lackey	Date
BSc. Eng, MSc. Eng
Mining Director
U.S. Silica Holdings, Inc.
SME Member # 04312151

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Ottawa Site, Lasalle County, Illinois” with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons within Westward Environmental, Inc. Westward’s QPs prepared or contributed to the following sections:

1.0	Executive Summary

2.0	Introduction

3.0	Property Description

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.0	History

6.0	Geologic Setting, Mineralization and Deposit

7.0	Exploration

8.0	Sample Preparation, Analyses and Security

9.0	Data Verification

10.0	Mineral Processing and Metallurgical Testing

11.0	Mineral Resource Estimates

12.0	Mineral Reserve Estimates

17.0	Environmental Studies, Permitting, Plans, Negotiations or Agreements With Local Individuals Or Groups

20.0	Adjacent Properties

21.0	Other Relevant Data and Information

22.0	Interpretations and Conclusions

23.0	Recommendations

24.0	References

25.0	Reliance On Information Provided By The Registrant

Westward Environmental, Inc.

/s/ Thomas O. Mathews	09/30/2022
Thomas O. Mathews, PG, REM	Date

President
Westward Environmental, Inc.

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Ottawa Site, Lasalle County, Illinois” (Report) with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons within Q4 Impact Group, LLC. Q4 Impact Group’s QPs prepared or contributed to the following sections:

1.0	Executive Summary

13.0	Mining Methods

14.0	Processing and Recovery Methods

15.0	Infrastructure

21.0	Other Relevant Data and Information

22.0	Interpretations and Conclusions

23.0	Recommendations

24.0	References

25.0	Reliance On Information Provided By The Registrant

Q4 Impact Group, LLC

/s/ Robert Archibald	09/30/2022
Robert Archibald	Date
CEO
Q4 Impact Group, LLC

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
Amended as of September 30, 2022

LIST OF FIGURES

Figure 1.1	Regional map of Ottawa mine and plant location

Figure 1.2	Ottawa Mine and Plant Site Map

Figure 3.1	Location map of the Ottawa Site

Figure 3.2	Encumbrances in the South Pit mining area

Figure 6.1	Cross section of the St. Peters (Tonti) Sandstone at the U.S. Silica South Ottawa Pit

Figure 6.2	Cross section of drilled borings at the U.S. Silica South Ottawa Pit

Figure 7.1	Boring Location Map for South Ottawa Pit

Figure 7.2	Typical section of St. Peter Sandstone

Figure 11.1	Existing Mine Buffers

Figure 13.1	An overview of the sandstone mining operations at the U.S. Silica Ottawa Site showing the St. Peter sandstone face and pit loading and hauling

Figure 13.2	A bench of St. Peter sandstone after clearing and grubbing has prepared the sandstone for drilling and blasting

Figure 13.3	A front-end loader loading blasted sandstone

Figure 13.4	Hydraulic mining utilizing a monitor to produce silica sand slurry for pumping to the processing plant.

Figure 13.5	Overburden thickness isopach map showing the approximate location of current mining benches and the mining limits (reserve limits)

Figure 13.6	South Ottawa Pit Final Pit Design

Figure 14.1	The Ottawa, IL plant overview

Figure 14.2	Processing Plant flow sheet for Ottawa, IL

Figure 15.1	Critical Infrastructure for the Ottawa Site

Figure 15.2	Electrical Power Lines for the South Ottawa Pit

Figure 15.3	Possible tailings storage pond locations in plant area

Figure 15.4	Possible tailings storage pond locations in the South Ottawa and West Pit areas

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
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LIST OF TABLES

Table 1.1	U.S. Silica Recoverable Ore Resources

Table 1.2	U.S. Silica Recoverable Ore Reserves

Table 6.1	Generalized stratigraphic column of the Ottawa area

Table 7.1	South Ottawa Pit Exploration Summary From 2000-2014

Table 10.1	Mineralogy test results for borings OS-01-08 and OS-01-09

Table 10.2	Typical sieve analysis test result from boring OS-01-05

Table 11.1	U.S. Silica In-Situ, Recoverable Ore Resources Estimate

Table 12.1	U.S. Silica In-Situ, Recoverable Ore Reserves Estimate

Table 13.1	Equipment currently utilized in the Ottawa Pit

Table 13.2	Projected sales volume and production schedule required to meet finished goods requirements for the next five years

Table 13.3	Manning table for the Ottawa, IL Plant

Table 14.1	Main processing equipment used in the Ottawa Site

Table 17.1	Permitting Summary for Ottawa

Table 18.1	Summary of Capital and Operating Costs: 2020-2021

Table 18.2	Summary of Projected Capital Site Expenditures: 2022-2026

Table 19.1.1	Economic Feasibility Base Model

Table 19.1.2	Economic Feasibility Moderate Model

Table 19.1.3	Economic Feasibility Upside Model

Table 19.2	Sensitivity Analysis

ACRONYM	DESCRIPTION

AMSL	Above Mean Sea Level

ANFO	Ammonium Nitrate and Fuel Oil

ANSI	Approved American National Standard

API	American Petroleum Institute

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
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ASP	Average Selling Price

CAAPP	Clean Air Act Permit Program

CPI	Consumer Price Index

CSX	Class 1 Railroad

DMR	Discharge Monitoring Report

EIA	Energy Information Administration

EPA	Environmental Protection Agency

EPCM	Engineering, Procurement and Construction Management

HDPE	High Density Polyethylene

FT	Feet/Foot

IDNR	Illinois Department of Natural Resources

IEMA	Illinois Emergency Management Agency

IHPA	Illinois Historic Preservation Agency

IR	Illinois Railway, LLC

IRR	Internal Rate of Return

ISO	International Organization for Standardization

K	Thousand

M	Million

Ma	Million Years Ago

MSL	Mean Sea Level

NPDES	National Pollutant Discharge Elimination System

NPV	Net Present Value

NYSE	New York Stock Exchange

QP	Qualified Person

Q4	Q4 Impact Group

RCRA	Resource Conservation and Recovery Act

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Ottawa, Lasalle County, Illinois	Technical Report Summary Effective Date: December 31, 2021
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RTZ	Rio Tinto Zinc

SEC	Securities and Exchange Commission

SLCA	U.S. Silica ticker symbol

SME	Society for Mining, Metallurgy, & Exploration

SPCC	Spill Prevention, Controls and Countermeasure

TRS	Technical Report Summary

USACE	U.S. Army Corps of Engineers

USGS	United States Geological Survey

U.S. Silica	U.S. Silica Holdings, Inc.

VSQG	Very Small Quantity Generator

YD3	Cubic Yards

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